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                                                                    EXHIBIT 10.2

                                 LOAN AGREEMENT

                                      among

        GfE Gesellschaft fur Elektrometallurgie mit beschrankter Haftung
                             GfE Umwelttechnik GmbH
                  GfE Gie(beta)erei- und Stahlwerksbedarf GmbH
                        GfE Metalle und Materialien GmbH
                           KERAMED Medizintechnik GmbH

                                  as Borrowers

                                       and

                                BankBoston, N.A.
                        Zweigniederlassung Frankfurt/Main

                                20 October 1997
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                               Table of Contents

ss.1.  DEFINITIONS.....................................................        1

ss.2.  REVOLVING CREDIT AND OVERDRAFT FACILITIES.......................       11

      ss.2.1  Commitment to Lend.......................................       11

      ss.2.2.  Interest................................................       13

      ss.2.3.  Repayments and Prepayments..............................       13

      ss.2.4.  Reduction of Commitment.................................       16

ss.3.  COLLATERAL INSTRUMENTS..........................................       16

      ss.3.1.  Issuance of Collateral Instruments......................       16

      ss.3.2.  Reimbursement Obligation of the Borrowers...............       17

      ss.3.3.  Collateral Instrument Payments..........................       18

      ss.3.4.  Obligations Absolute....................................       18

      ss.3.5.  Reliance by Bank........................................       19

      ss.3.6.  Collateral Instrument Fees..............................       19

ss.4.  CHANGES IN CIRCUMSTANCES........................................       19

      ss.4.1.  Inability to Determine Interbank Rate...................       19

      ss.4.2.  Illegality..............................................       19

      ss.4.3.  Additional Costs, etc...................................       20


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      ss.4.4.  Capital Adequacy........................................       21

      ss.4.5.  Certificate.............................................       21

      ss.4.6.  Indemnity...............................................       21

ss.5.  FEES AND PAYMENTS...............................................       22

ss.6.  COLLATERAL SECURITY; HOLDING GUARANTEE..........................       24

      ss.6.1.  Security of Borrowers...................................       24

      ss.6.2.  Collateral Security Perfection..........................       24

      ss.6.3.  Holding Guarantee and Security..........................       24

      ss.6.4.  Borrowers' Waivers of Defences..........................       24

ss.7.  REPRESENTATIONS AND WARRANTIES..................................       24

ss.8.  CONDITIONS PRECEDENT............................................       28

ss.9.  COVENANTS.......................................................       30

      ss.9.1.  Affirmative Covenants...................................       30

      ss.9.2.  Negative Covenants......................................       34

      ss.9.3.  Financial Covenant......................................       36

ss.10.  EVENTS OF DEFAULT; ACCELERATION................................       37

ss.11.  DISTRIBUTION OF COLLATERAL PROCEEDS............................       39

ss.12.  SETOFF.........................................................       40


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ss.13.  AMENDMENTS, WAIVERS, NOTICES, ETC..............................       40

ss.14.  MISCELLANEOUS..................................................       40

ss.15.  KERAMED DISPOSITION............................................       43

ss.16.  SPLITTING AGREEMENT............................................       43


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                             Exhibits and Schedules

Exhibit A         Form of Borrowing Base Report
Exhibit B         Form of Loan Request
Schedule 1        Excluded Account Debtors
Schedule 7(l)     Subsidiaries
Schedule 7(o)     Bank Accounts
Schedule 9.2(a)   Indebtedness


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                                 LOAN AGREEMENT

      This LOAN AGREEMENT (this "Agreement") is made as of 20 October 1997, by and among (a) GfE Gesellschaft fur Elektrometallurgie mit beschrankter Haftung, a German corporation having its principal place of business at Hofener Stra(beta)e 45, 90431 Nurnberg ("GfE Holding Company"), GfE Umwelttechnik GmbH, a German corporation having its principal place of business at Hofener Stra(beta)e 45, 90431 Nurnberg ("GfE UT"), GfE Gie(beta)erei- und Stahlwerksbedarf GmbH, a German corporation having its principal place of business at KreuzStra(beta)e 34, 40210 Dusseldorf ("GfE G&S"), GfE Metalle und Materialien GmbH, a German corporation having its principal place of business at Hofener Stra(beta)e 45, 90431 Nurnberg ("GfE M&M"), KERAMED Medizintechnik GmbH, a German corporation having its principal place of business at An den Trillers Buschen 2, 07646 Morsdorf/Thuringen ("KERAMED", and collectively with GfE Holding Company, GfE UT, GfE G&S and GfE M&M, the "Borrowers"), and (b) BankBoston, N.A., Zweigniederlassung Frankfurt/Main (the "Bank").

      ss.1. Definitions. Certain capitalised terms are defined below:

      Accounts: All rights of the Borrowers to any payment of money for goods sold, leased or otherwise marketed in the ordinary course of business, whether evidenced by or under or in respect of a contract or instrument, and to all proceeds in respect thereof.

      Agreement: See preamble, which term shall include this Agreement and the Schedules and Exhibits hereto, each as amended and in effect from time to time.

      Alternative Interest Rate:  See ss.4.1.

      Bank: See preamble.

      Bank's Special Counsel: Bingham Dana LLP or such other counsel as may be approved by the Bank.

      Borrower Agent:  GfE Holding Company, as agent on behalf of the Borrowers.

      Borrowers: See preamble.

      Borrowing Base: At the relevant time of reference thereto and with respect to a Borrower, an amount determined by the Bank by reference to such Borrower's most recent Borrowing Base Report, which is equal to the sum of (a) 85% of the sum of the Deutschemark Equivalent of the Eligible Accounts of such Borrower at such time, plus (b) 60% of the net book value (valued on an average cost basis at the lower of cost or


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market (except as provided below in this definition) by such Borrower in a manner consistent with its past practices) of the Eligible Inventory of such Borrower at such time, minus (c) the aggregate amount owed by such Borrower to German trade creditors that are raw material suppliers at such time, minus (d) the aggregate amount owed by such Borrower to non-German trade creditors that are raw material suppliers at such time and that have valid title retention claims at such time. Notwithstanding that the Eligible Inventory of each Borrower shall be reported at the lower of cost or market as provided above, the Bank hereby acknowledges that each Borrower reviews its inventory for market adjustment on a quarterly basis only. Each Borrower hereby agrees to adjust its inventory to the lower of cost or market on a more current basis in the event of any material decrease in the market price for any such inventory which would cause the amount of the Eligible Inventory of such Borrower to be materially misstated if not so currently adjusted.

      The Borrowing Base for each Borrower shall be determined monthly (or at such other interval as may be specified pursuant to ss.9.1(a)(v)) by the Bank by reference to such Borrower's Borrowing Base Report. The components of any Borrower's Borrowing Base, the advance rates provided for therein, and the definitions contained in this Agreement governing eligibility criteria for such components of such Borrower's Borrowing Base may hereafter be adjusted or revised by the Bank in its reasonable judgement on the basis of any then recently completed commercial finance examination or appraisal or other information then recently delivered by such Borrower to the Bank.

      Borrowing Base Report: With respect to a Borrower, a report, with supporting details satisfactory to the Bank, setting forth such Borrower's computation of its Borrowing Base, such report to be in the form of Exhibit A attached hereto.

      Business Day: Any day on which banks in Frankfurt are open for business generally and, in the case of Interbank Rate Loans, also a day that is an Interbank Business Day.

      Charter Documents: In respect of any entity, the memorandum and articles of association of such entity, or other constitutive documents of such entity.

      Closing Agenda: See ss.8(a)(xi).

      Closing Date: The first date on which the conditions set forth in ss.8 have been satisfied and any Loans are to be made or any Collateral Instrument is to be issued hereunder.

      Collateral: All of the property, rights and interests of the Borrowers that are or are intended to be subject to the security interests and mortgages created by the Security Documents.

      Collateral Instrument: Any Letter of Credit or Guarantee issued, renewed or extended by the Bank pursuant to ss.3 hereof.


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      Collateral Instrument Application:  See ss.3.1(a).

      Collateral Instrument Fees:  See ss.3.6.

      Commitment: The amount of the Bank's commitment to make Loans to, and to issue, extend or renew Collateral Instruments for the account of, the Borrowers, such amount initially being DM 20,500,000, as the same may be reduced from time to time pursuant to the provisions hereof; or if such commitment is terminated pursuant to the provisions hereof, zero.

      Consent: In respect of any Person, any permit, licence or exemption from, approval, consent of, registration or filing with any local, state or federal governmental or regulatory agency or authority, required under applicable law.

      consolidated: With reference to any term defined herein, shall mean that term as applied to the accounts of a given Person and its Subsidiaries, consolidated in accordance with German GAAP or U.S. GAAP, as applicable.

      Continuation Request:  See ss.2.1(c).

      Default: An event or act which, with the giving of notice and/or the lapse of time, would become an Event of Default.

      Deutschemarks or DM: The lawful currency of the Federal Republic of Germany from time to time.

      Deutschemark Equivalent: With respect to any amount denominated in Deutschemarks, such amount in Deutschemarks, and with respect to any amount denominated in Dollars, the amount of Deutschemarks which could be purchased with that amount of Dollars at the spot rate of exchange quoted by the Bank at or about 11.00 a.m. (Frankfurt time) on such date for the purchase of Deutschemarks with Dollars.

      Deutschemark Interbank Rate: With respect to an Interbank Rate Loan denominated in Deutschemarks and to be made for a specified Interest Period, the rate of interest at which the Bank is able in accordance with its normal practice to obtain like deposits in Deutschemarks in the Frankfurt interbank market for a period comparable in length to such Interest Period, as determined by the Bank in its sole discretion (excluding, however, arbitrary decisions which are apparently unreasonable).

      Deutschemark Overdraft Facility:  See ss.2.1(d).

      Deutschemark Overdraft Rate: With respect to Overdraft Rate Loans denominated in Deutschemarks, the annual rate of interest determined from time to time by the Bank in its sole discretion (excluding, however, arbitrary decisions which are


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apparently unreasonable) as its "overdraft interest rate" for loans denominated in Deutschemarks.

      Dollars or $: Dollars in lawful currency of the United States of America.

      Dollar Interbank Rate: With respect to an Interbank Rate Loan denominated in Dollars and to be made for a specified Interest Period, the rate of interest at which the Bank is able in accordance with its normal practice to obtain like deposits in Dollars in the Frankfurt interbank market for a period comparable in length to such Interest Period, as determined by the Bank in its sole discretion (excluding, however, arbitrary decisions which are apparently unreasonable).

      Dollar Overdraft Facility: See ss.2.1(e).

      Dollar Overdraft Rate: With respect to Overdraft Rate Loans denominated in Dollars, the annual rate of interest determined from time to time by the Bank in its sole discretion (excluding, however, arbitrary decisions which are apparently unreasonable) as its "overdraft interest rate" for loans denominated in Dollars.

      Drawdown Date: The date on which any Loan is made or is to be made, and the date on which any Loan is continued in accordance with ss.2.1(c).

      Eligible Accounts: Those Accounts of the Borrowers (net of any finance charges, late charges, credits, rebates, contras or other offsets, commissions, counterclaims or adjustments) (a) which the Borrowers reasonably determine to be collectible, (b) the account debtors in respect of which are not reasonably deemed uncreditworthy by the Bank, are not debtors in any bankruptcy, insolvency, liquidation, reorganisation, dissolution or similar case or proceeding or assignors for the benefit of creditors, are not affiliated with the Borrowers, and purchased the goods or services for reasonably equivalent value, (c) which are not outstanding for more than ninety (90) days past the earlier to occur of (i) the date of invoice and (ii) the date of shipment (as to goods) or of provision (as to services), (d) which are not more than sixty (60) days past due from the due date thereof and which are on terms not to exceed thirty (30) days, (e) over which there is no Lien in favour of any Person other than the Bank, and in which the Bank has a valid and perfected first-priority security interest, (f) which are in payment of fully performed and undisputed obligations, (g) that are not due from any account debtor with respect to which more than fifty percent (50%) of the aggregate amount of all Accounts owing from such account debtor are not Eligible Accounts by reason of the foregoing clause
(c) or (d), (h) which are payable in Dollars or Deutschemarks from an account debtor with its chief executive office or a branch office located within the Federal Republic of Germany or within any of the Specified Countries and invoiced to and payable from such office (except to the extent that the Borrowers may include Accounts payable in Dollars or Deutschemarks by certain specified account debtors from offices outside of the Federal Republic of Germany and outside of the Specified Countries that are, in each such case, insured in full by a policy or policies of receivables insurance in form and substance satisfactory to the Bank,


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provided, that the Bank may in its discretion, upon thirty (30) days prior notice to the Borrowers, exclude any such Accounts payable from offices outside of the Federal Republic of Germany and theretofore includable in Eligible Accounts), (i) that are not due from an account debtor listed on Schedule 1 hereto or any affiliate of any such account debtor, and (j) that are not supported by a letter of credit, guarantee, indemnity or other assurance unless the Bank has a prior, perfected security interest in such letter of credit, guarantee, indemnity or other assurance.

      Eligible In-Transit Inventory: Inventory (a) which is in transit and which has been shipped from its original place of embarkation and with respect to which the next place of debarkation is in the Federal Republic of Germany, (b) which is represented by negotiable documents of title as to which the Bank is a holder to whom such negotiable documents of title have been duly negotiated, and
(c) as to which the Bank is an additional but primary loss payee under all insurance policies covering any casualty with respect thereto.

      Eligible Inventory: Inventory owned by any of the Borrowers (net of reserves for off grade inventory and intercompany profit, as such reserves may be adjusted by the Bank in its reasonable discretion on account of improvements or deteriorations in reporting of inventory), (a) which is owned, possessed and held for sale by a Borrower within the Federal Republic of Germany but not yet shipped, other than Eligible In- Transit Inventory, which shall not be excluded from Eligible Inventory pursuant to this clause (a), provided that, at the Bank's discretion, the Bank will consider including as Eligible Inventory inventory of the Borrowers held on consignment in Austria and the United Kingdom so long as (i) the Bank's interest in such inventory is not impaired thereby,
(ii) the Borrowers take such action and execute such documentation as may be necessary in the opinion of the Bank for the Bank to have a perfected first-priority security interest in such inventory under all applicable laws and to have available to it all remedies available to it with respect to inventory held by the Borrowers for sale in the Federal Republic of Germany, and (iii) the Bank receives opinions of local counsel to such effect and otherwise in form and substance satisfactory to the Bank, (b) for which, if held on premises leased by any of the Borrowers, a waiver of the lessor and, if any, sublessor, in each case reasonably satisfactory to the Bank has been delivered to the Bank, (c) over which there is no Lien in favour of any Person other than the Bank and in which the Bank has a valid and perfected first-priority security interest, (d) which is otherwise in the possession of one of the Borrowers (other than Eligible In-Transit Inventory, which shall not be excluded from Eligible Inventory solely because it is not in the possession of the Borrowers) unless the Bank has received a waiver from the party in possession of such inventory in form and substance reasonably satisfactory to the Bank, (e) which is not work in process, (f) which is not production and packing supplies, (g) which is not spare parts, (h) which does not reflect any capitalised inventory variances, (i) which has not been deemed by the Bank to be otherwise either obsolete or unmarketable, (j) which is not held by the Borrowers on consignment and is actually owned by one of the Borrowers, and (k) which is not damaged. Notwithstanding anything herein to the contrary, the Eligible Inventory of KERAMED shall be deemed to be zero, provided that the Bank, in its sole discretion, may hereafter


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consider including (but shall not be required to include) inventory of KERAMED as Eligible Inventory, with eligibility criteria and advance rates to be determined by the Bank in its sole discretion based upon the results of commercial finance examinations performed by the Bank from time to time.

      Event of Default: See ss.10.

      Fee Letter: The letter agreement dated on or prior to the Closing Date among the Borrowers and the Bank.

      Financials: For any Person in respect of any period, the consolidated and consolidating balance sheet of such Person and its Subsidiaries as at the end of such period, and the related consolidated and consolidating statement of income and consolidated and consolidating statement of cash flow of such Person for such period, each setting forth in comparative form the consolidated figures for the previous comparable fiscal period, all in reasonable detail and prepared in accordance with German GAAP or U.S. GAAP, as the case may be.

      German GAAP: Generally accepted accounting principles in the Federal Republic of Germany, (a) generally, as in effect from time to time, and (b) for purposes of determining compliance by the Borrowers with their financial covenants set forth herein, as in effect for the fiscal year reported in the most recent Financials submitted to the Bank prior to execution of this Agreement.

      GfE G&S: See preamble.

      GfE Holding Company: See preamble.

      GfE M&M: See preamble.

      GfE UT: See preamble.

      Global Security Assignment Agreements: The several Global Security Assignment Agreements (Global-Sicherungsabtretungsvertrag), dated or to be dated on or prior to the Closing Date, made by the Borrowers in favour of the Bank and in form and substance satisfactory to the Bank.

      Guarantee: A guarantee, indemnity or other assurance, in a form and on terms acceptable to the Bank, issued, renewed or extended by the Bank for the account of one or more Borrowers pursuant to ss.3 hereof.

      Hazardous Substances: See ss.7(m)(ii).

      Holding Guarantee: See ss.6.3.


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      Indebtedness: In respect of any entity, all obligations, contingent and otherwise, that in accordance with German GAAP should be classified as liabilities, including without limitation (a) all debt obligations, (b) all liabilities secured by Liens, (c) all guarantees of Indebtedness of others, and
(d) all liabilities in respect of bankers' acceptances or letters of credit.

      Interbank Business Day: Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in Frankfurt.

      Interbank Rate: With respect to Interbank Rate Loans denominated in Deutschemarks, the Deutschemark Interbank Rate. With respect to Interbank Rate Loans denominated in Dollars, the Dollar Interbank Rate.

      Interbank Rate Loans: Loans drawn down in accordance with ss.2.1(b) bearing interest calculated by reference to the Interbank Rate (for which the Alternative Interest Rate may be substituted in accordance with ss.4.1).

      Interest Payment Date: (i) As to any Overdraft Rate Loan, the first day of the calendar month following the calendar month which includes the Drawdown Date thereof, and (ii) as to any Interbank Rate Loan, the last day of each Interest Period applicable thereto; provided that if such Interest Period is 6 months, also the last day of the third calendar month following the calendar month which includes the Drawdown Date thereof; and provided further that if such Interest Period is 12 months, also the last day of the third calendar month, the sixth calendar month, and the ninth calendar month following the calendar month which includes the Drawdown Date.

      Interest Period: With respect to each Loan, (i) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower Agent on behalf of a Borrower in a Loan Request (A) for any Overdraft Rate Loan, the last day of the calendar month; and (B) for any Interbank Rate Loan, 1, 2, 3, or (to the extent generally available in the Bank's reasonable discretion) 6 or 12 months; and
(ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower Agent on behalf of such Borrower in a Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

            (a) if any Interest Period with respect to an Interbank Rate Loan would otherwise end on a day that is not an Interbank Business Day, that Interest Period shall be extended to the next succeeding Interbank Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Interbank Business Day;


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            (b) if any Interest Period with respect to an Overdraft Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

            (c) if the Borrower Agent shall fail to give a Continuation Notice as provided in ss.2.1(c), such Borrower shall be deemed to have requested that such Interbank Rate Loan have a succeeding Interest Period of one (1) month;

            (d) any Interest Period relating to any Interbank Rate Loan that begins on the last Interbank Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Interbank Business Day of a calendar month; and

            (e) any Interest Period relating to any Interbank Rate Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

      KERAMED: See preamble.

      KERAMED Disposition: The sale or other disposition of all or substantially all of the assets or all of the issued share capital of KERAMED.

      Letter of Credit: A documentary letter of credit or a standby letter of credit, in a form and on terms acceptable to the Bank, issued, renewed or extended by the Bank for the account of one or more of the Borrowers pursuant to ss.3.

      Lien: Any lien, encumbrance, mortgage, pledge, hypothecation, charge, restriction or other security interest of any kind securing any obligation of any Person.

      Loan: Any loan made or to be made to a Borrower pursuant to ss.2(a), any utilisation by a Borrower of its Deutschemark Overdraft Facility and any utilisation by a Borrower of its Dollar Overdraft Facility.

      Loan Documents: This Agreement, the Holding Guarantee, the Collateral Instrument Applications, the Collateral Instruments, the Security Documents and the Fee Letter, in each case as from time to time amended or supplemented, and all of the instruments, agreements and documents executed in connection therewith.

      Loan Request: See ss.2.1(b).

      Materially Adverse Effect: Any materially adverse effect on the financial condition or business operations of the Borrowers, taken together, or material impairment of the ability of any of the Borrowers to perform their obligations hereunder or under any of the other Loan Documents.

      Maturity Date: April 14, 2000.


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      Maximum Dollar Drawing Amount: With respect to the Collateral Instruments denominated in Dollars issued for the account of a single Borrower or all of the Borrowers, as applicable, the maximum aggregate amount from time to time that the beneficiaries may draw under such outstanding Collateral Instruments, as such aggregate amount may be reduced from time to time pursuant to the terms of such Collateral Instruments.

      Maximum Drawing Amount: With respect to the Collateral Instruments issued for the account of a single Borrower or all of the Borrowers, as applicable, the Deutschemark Equivalent of the maximum aggregate amount from time to time that the beneficiaries may draw under such outstanding Collateral Instruments, as such aggregate amount may be reduced from time to time pursuant to the terms of such Collateral Instruments.

      MIR Lease: See ss.9.2(e)(AA).

      Net Income (or Deficit): With respect to any Borrower for any period, the net income (or deficit) of such Borrower for such period, after deduction of all expenses, taxes and other proper charges, determined in accordance with German GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.

      Net Worth: With respect to any Borrower at any time, the excess of Total Assets of such Borrower at such time over Total Liabilities of such Borrower at such time, less, to the extent otherwise includable in the computations of Net Worth, any subscriptions receivable.

      Obligations: All indebtedness, obligations and liabilities of the Borrowers to the Bank, individually or collectively, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any other Loan Document or in respect of any of the Loans made or Reimbursement Obligations incurred or in respect of any obligations under this Agreement or any Collateral Instrument Applications, Collateral Instruments or other instruments at any time evidencing any thereof.

      Operating Accounts: In relation to any Borrower, the operating accounts of such Borrower maintained with the Bank.

      Overdraft Rate: With respect to Overdraft Rate Loans denominated in Deutschemarks, the Deutschemark Overdraft Rate. With respect to Overdraft Rate Loans denominated in Dollars, the Dollar Overdraft Rate.

      Overdraft Rate Loans: Loans bearing interest at the Overdraft Rate.

      Permitted Liens: See ss.9.2(b).


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      Person: Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

      Real Estate: All real property at any time owned or leased (as lessee or sublessee) by any of the Borrowers.

      Reimbursement Obligation: The Borrowers' obligation to reimburse the Bank on account of any drawing under any Collateral Instrument as provided in ss.3.2.

      Requirement of Law: In respect of any Person, any law, treaty, rule, regulation or determination of an arbitrator, court, or other governmental authority, in each case applicable to or binding upon such Person or affecting any of its property.

      Retained Income: With respect to any Borrower for any period, the greater of (a) zero, or (b) the excess of (i) the Net Income of such Borrower for such period, over (ii) all distributions on or in respect of such Borrower's capital of any nature made to GfE Holding Company or to any of the U.S. Affiliates during such period.

      Security Documents: The Share Pledge Agreement, the Global Security Assignment Agreements, the Security Transfer Agreements and all other security agreements, debentures, charges over shares, mortgages, deeds of trust, assignments, or other instruments or documents, in form and substance satisfactory to the Bank which shall grant to the Bank Liens upon the Collateral.

      Security Transfer Agreements: The several Security Transfer Agreements (Sicherungsubereingnungsvertrag), dated or to be dated on or prior to the Closing Date, among the Borrowers and the Bank and in form and substance satisfactory to the Bank.

      Share Pledge Agreement: The Share Pledge Agreement
(Anteilsverpfandungsvertrag), dated or to be dated on or prior to the Closing Date between GfE Holding Company and the Bank and in form and substance satisfactory to the Bank.

      Specified Countries: Switzerland, Austria, France, Luxemborg, Lichtenstein, the United States of America, Belgium, Netherlands, Denmark, Japan, the United Kingdom, Spain, Sweden, Norway, Finland, Australia and Italy.

      Splitting Agreement: See ss.9.2(e)(BB).

      Subsidiary: Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding issued share capital having voting power, regardless of whether such right to vote depends upon the occurrence of a contingency.


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      Taxes: See ss.5(f)(i).

      Total Assets: With respect to any Borrower, all assets of such Borrower determined in accordance with German GAAP.

      Total Dollar Outstandings: At any time of reference thereto, the sum of
(a) the aggregate principal amount of the Loans denominated in Dollars outstanding at such time, (b) the Maximum Dollar Drawing Amount at such time, and (d) any Unpaid Reimbursement Obligations with respect to Collateral Instruments denominated in Dollars at such time to the extent not included in the Maximum Dollar Drawing Amount.

      Total Liabilities: With respect to any Borrower, all liabilities of such Borrower classified as such in accordance with German GAAP and all Indebtedness of such Borrower, whether or not so classified.

      Total Outstandings: At any time of reference thereto, the sum of (a) the Deutschemark Equivalent of the aggregate principal amount of the Loans outstanding at such time, (c) the Maximum Drawing Amount at such time, and (d) the Deutschemark Equivalent of the Unpaid Reimbursement Obligations at such time to the extent not included in the Maximum Drawing Amount.

      Uniform Customs: The Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor thereto.

      Unpaid Reimbursement Obligation: Any Reimbursement Obligation for which the Borrowers do not reimburse the Bank on the date specified in, and in accordance with, ss.3.2.

      U.S. Affiliates: Metallurg, Inc., Shieldalloy Metallurgical Corporation, Metallurg Services, Inc., MIR (China), Inc. and Metallurg Holdings Corporation.

      U.S. GAAP: Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (b) consistently applied with past financial statements of the Borrowers adopting the same principles, provided that in each case referred to in this definition of "U.S. GAAP" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in U.S. GAAP) as to financial statements in which such principles have been properly applied.

      ss.2. Revolving Credit and Overdraft Facilities.

      ss.2.1. Commitment to Lend.

            (a) Subject to the terms and conditions set forth in this Agreement, the Bank agrees to lend to the Borrowers and the Borrower Agent on behalf of a Borrower may borrow, repay, and reborrow from time to time between the Closing Date and the Maturity Date such sums in Deutschemarks or Dollars as are requested by the Borrower Agent on behalf of a Borrower in accordance with this ss.2.1; provided, that at no time shall the Total Outstandings exceed the Commitment in effect at such time; provided, further, that at no time shall the Total Dollar Outstandings exceed $5,000,000. Each request for an Interbank Rate Loan, each utilisation of the Deutschemark Overdraft Facility, and each utilisation of the Dollar Overdraft Facility shall constitute a representation and warranty by the Borrowers that the conditions set forth in ss.8(a) and ss.8(b), in the case of the initial Loans to be made on the Closing Date, and ss.8(b), in the case of all other Loans, have been satisfied on the date of such request.

            (b) The Borrower Agent shall give to the Bank on behalf of a Borrower written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit B hereto) of each Interbank Rate Loan requested hereunder by such Borrower (a "Loan Request") no later than 11.00 a.m. (Frankfurt time) two (2) Interbank Business Days prior to the proposed Drawdown Date for such Loan. Each such notice shall specify (A) the principal amount of the Interbank Rate Loan requested, (B) whether such Interbank Rate Loan is to be denominated in Deutschemarks or Dollars, (C) the proposed Drawdown Date of such Loan, and (D) the Interest Period for such Loan. Each Loan Request shall be irrevocable and binding on such Borrower and shall obligate such Borrower to accept the Loan requested from the Bank on the proposed Drawdown Date. Each Loan Request shall be in a minimum aggregate amount of (i) DM 500,000 or an integral multiple thereof with respect to any Interbank Rate Loan to be denominated in Deutschemarks, and (ii) $250,000 or an integral multiple thereof with respect to any Interbank Rate Loan to be denominated in Dollars. Each request for an Interbank Rate Loan shall be made on a separate Loan Request.

            (c) Two (2) Interbank Business Days immediately preceding the last day of an Interest Period with respect to any Interbank Rate Loan, the Borrower Agent shall notify the Bank in writing (a "Continuation Request") of the determination of the Borrower of such Loan of the duration of such succeeding Interest Period with respect to such Loan. In the event that the Borrower Agent fails to provide any such Continuation Request, then such Borrower shall be deemed to have elected a succeeding Interest Period of one (1) month (or such shorter period as will result in the Interest Period not extending beyond the Maturity Date). Each such notice delivered pursuant to this ss.2.1(c) shall be irrevocable.

            (d) Any Borrower may from time to time between the date hereof and the Maturity Date utilise an overdraft facility on such Borrower's Operating Account denominated in Deutschemarks (the "Deutschemark Overdraft Facility") by causing cheques or other items denominated in Deutschemarks to be presented for payment against such Operating Account in amounts greater than the then available balance in such account. Each such presentation shall be deemed to be a request by such Borrower for an Overdraft Rate Loan denominated in Deutschemarks in an amount equal to the excess of such cheque or other item over such available balance, and shall be irrevocable. Each of the Borrowers acknowledges and agrees that the making of such Loans shall, in each case, be subject in all respects to the provisions of this Agreement as if they were Loans covered by a Loan Request including, without limitation, the limitations set forth in ss.2.1(a) and the requirements that the applicable provisions of ss.ss.8(a) and 8(b) (in the case of Loans made on the Closing Date) and ss.8(b) be satisfied. All actions taken by the Bank pursuant to the provisions of this ss.2.1(d) shall be conclusive and binding on the Borrowers absent the Bank's gross negligence or wilful misconduct. All Loans made pursuant to this ss.2.1(d) shall bear interest at the Deutschemark Overdraft Rate.

            (e) Any Borrower may from time to time between the date hereof and the Maturity Date utilise an overdraft facility on such Borrower's Operating Account denominated in Dollars (the "Dollar Overdraft Facility") by causing cheques or other items denominated in Dollars to be presented for payment against such Operating Account in amounts greater than the then available balance in such account. Each such presentation shall be deemed to be a request by such Borrower for an Overdraft Rate Loan denominated in Dollars in an amount equal to the excess of such cheque or other item over such available balance, and shall be irrevocable. Each of the Borrowers acknowledges and agrees that the making of such Loans shall, in each case, be subject in all respects to the provisions of this Agreement as if they were Loans covered by a Loan Request including, without limitation, the limitations set forth in ss.2.1(a) and the requirements that the applicable provisions of ss.ss.8(a) and 8(b) (in the case of Loans made on the Closing Date) and ss.8(b) be satisfied. All actions taken by the Bank pursuant to the provisions of this ss.2.1(e) shall be conclusive and binding on the Borrowers absent the Bank's gross negligence or wilful misconduct. All Loans made pursuant to this ss.2.1(e) shall bear interest at the Dollar Overdraft Rate.

      ss.2.2. Interest.

            (a) So long as no Event of Default has occurred and is continuing, the Borrowers shall pay interest on the Loans as follows:

            (i) Each Overdraft Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the Overdraft Rate for such Loan;

            (ii) Each Interbank Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate of two and one-half percent (2.50%) per annum above the Interbank Rate for such Loan (or the Alternative Interest Rate for such Loan if applicable) determined for such Interest Period; and

            (iii) The Borrowers severally, and not jointly, promise to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

            (b) While an Event of Default is continuing, all overdue amounts, if any, whether for principal, interest, fees or costs payable under any of the Loan Documents, shall be computed on a monthly basis and calculated as a current account relationship (ss.355 German Commercial Code). All overdue amounts shown in such monthly computations (including interest due) shall bear interest at a rate per annum which is equal to the greater of (i) two percent (2.00%) per annum above (A) the Deutschemark Overdraft Rate for overdue amounts denominated in Deutschemarks, and (B) the Dollar Overdraft Rate for overdue amounts denominated in Dollars, and (ii) for overdue amounts consisting of Interbank Rate Loans, one percent (1.00%) per annum above the rate of interest otherwise applicable thereto pursuant to the provisions of ss.2.2(a)(ii) hereof, in either case until such amount is paid in full (after as well as before judgement) or (as the case may be) such Event of Default has been cured or waived in writing by the Bank.

      ss.2.3. Repayments and Prepayments.

            (a) The Borrowers hereby severally, and not jointly, agree to pay the Bank on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Loans outstanding to such Borrower on such date, together with any and all accrued and unpaid interest thereon.

            (b) If, at any time:

            (i) the Total Outstandings shall exceed the Commitment (as a result of currency fluctuations or otherwise), each Borrower with a Loan outstanding to it or a Collateral Instrument outstanding for its account shall immediately pay an amount which in the aggregate is equal to such excess for application to such Borrower's Loans or, if no Loans are then outstanding, to be held by the Bank as cash collateral to secure payment of such Borrower's Reimbursement Obligations up to the amount of 105% of the Maximum Drawing Amount of the Collateral Instruments outstanding for such Borrower's account;

            (ii) the Total Dollar Outstandings shall exceed $5,000,000, each Borrower with a Loan denominated in Dollars outstanding to it or a Collateral Instrument denominated in Dollars outstanding for its account shall immediately pay an amount which in the aggregate is equal to such excess for application to such Borrower's Loans denominated in Dollars or, if no Loans are then outstanding, to be held by the Bank as cash collateral to secure payment of such Borrower's Reimbursement Obligations denominated in Dollars up to the amount of 105% of the Maximum Dollar Drawing Amount of the Collateral Instruments outstanding for such Borrower's account; and

            (iii) a payment is made to the Bank under this ss.2.3(b), the Borrower Agent shall provide the Bank with a written statement detailing the amounts paid by each Borrower at such time.

            (c) If, on the last day of each Interest Period related to an Interbank Rate Loan outstanding to a Borrower, the Deutschemark Equivalent of the aggregate outstanding credit balances in a Borrower's Dollar and Deutschemark Operating Accounts exceed DM 200,000, such Borrower shall immediately pay the amount of such excess to the Bank for application to such Interbank Rate Loan or, if such excess is greater than the amount of such Loan, for application to the other Loans outstanding to such Borrower or, if no Loans are then outstanding to such Borrower, to be held by the Bank as cash collateral to secure payment of all Reimbursement Obligations for outstanding Collateral Instruments issued by the Bank for the account of such Borrower up to the amount of 105% of the Maximum Drawing Amount. The Borrower Agent shall provide the Bank with a written statement detailing the amounts paid by such Borrower each time a payment is made to the Bank under this ss.2.3(c).

            (d) If, at any time, any U.S. Affiliate makes a direct or indirect cash investment in a Borrower, such Borrower shall immediately pay the net cash proceeds therefrom to the Bank for application to the Loans outstanding to such Borrower or, if no Loans are then outstanding to such Borrower, to be held by the Bank as cash collateral to secure payment of all Reimbursement Obligations for outstanding Collateral Instruments issued by the Bank for the account of such Borrower up to the amount of 105% of the Maximum Drawing Amount unless payment of the net cash proceeds therefrom would amount to an unpermitted repayment of registered capital; provided that the Borrowers shall not be obligated to make further repayments under this ss.2.3(d) after such repayments have exceeded in the aggregate, on a cumulative basis following the Closing Date, the Deutschemark Equivalent of $5,000,000. The Borrower Agent shall provide the Bank with a written statement detailing the amounts paid by each Borrower each time a payment is made to the Bank under this ss.2.3(d).

            (e) If, at any time, any Borrower effects a disposition of assets (including the KERAMED Disposition and the Splitting Agreement) (other than (i) dispositions of inventory in the ordinary course, (ii) dispositions of obsolete equipment in the ordinary course, and (iii) dispositions permitted pursuant to ss.9.2(e)(AA) and ss.9.2(e)(DD)) with the consent of the Bank as required by ss.9.2(e)(ii) hereof, such Borrower shall immediately pay the net cash proceeds therefrom to the Bank for application to the Loans outstanding to such Borrower or, if no Loans are then outstanding to such Borrower, to be held by the Bank as cash collateral to secure payment of all Reimbursement Obligations for outstanding Collateral Instruments issued by the Bank for the account of such Borrower up to the amount of 105% of the Maximum Drawing Amount. The Borrower Agent shall provide the Bank with a written statement detailing the amounts paid by each Borrower each time a payment is made to the Bank under this ss.2.3(e).

            (f) At or prior to the completion of the KERAMED Disposition, KERAMED shall pay to the Bank the entire unpaid principal amount of its Loans, all interest accrued and unpaid thereon, all of its Unpaid Reimbursement Obligations, and all other amounts payable by KERAMED hereunder and under the other Loan Documents, and the Bank may require KERAMED to deliver to the Bank cash in the amount of 105% of the Maximum Drawing Amount of KERAMED's Collateral Instruments to be held by the Bank as cash collateral for KERAMED's Reimbursement Obligations.

            (g) At or prior to the execution of the Splitting Agreement, GfE G&S shall pay to the Bank the entire unpaid principal amount of its Loans, all interest accrued and unpaid thereon, all of its Unpaid Reimbursement Obligations, and all other amounts payable by GfE G&S hereunder and under the other Loan Documents, and the Bank may require GfE G&S to deliver to the Bank cash in the amount of 105% of the Maximum Drawing Amount of GfE G&S's Collateral Instruments to be held by the Bank as cash collateral for GfE G&S's Reimbursement Obligations.

            (h) Any Borrower shall have the right, at its election, to repay the outstanding amount of its Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any Interbank Rate Loans pursuant to this ss.2.3 which is made on a day other than the last day of the Interest Period relating thereto shall be accompanied by payment of all amounts required by ss.4.6 hereof. The Borrower Agent on behalf of such Borrower shall give the Bank, no later than
10.00 a.m. (Frankfurt time) at least three (3) Interbank Business Days' prior written notice of any proposed prepayment by such Borrower pursuant to this ss.2.3 of Interbank Rate Loans, in each case specifying the proposed date of prepayment of Loans and the principal amount to be prepaid, provided that such notice requirements shall not apply to any required prepayments made pursuant to the provisions of ss.2.3 hereof. Each such partial prepayment of Interbank Rate Loans denominated in Deutschemarks pursuant to this ss.2.3(g) shall be in an integral multiple of DM 500,000. Each such partial prepayment of Interbank Rate Loans denominated in Dollars pursuant to this ss.2.3(g) shall be in an integral multiple of $300,000. Each such partial prepayment of the Loans shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment. Any amounts so repaid may be reborrowed before the Maturity Date, upon the terms and subject to the conditions of this Agreement.

            (i) The obligation of the Borrowers to repay all Obligations shall be evidenced by this Agreement, it being the intention of the parties hereto that the Borrowers' Obligations shall be evidenced only as stated herein and in the other Loan Documents and not by separate promissory notes or other instruments.

      ss.2.4. Reduction of Commitment.

            (a) The Borrowers shall have the right at any time and from time to time upon three (3) Business Days' prior written notice to the Bank to reduce by DM 500,000 or an integral multiple thereof or terminate entirely the Commitment, whereupon the Commitment shall be reduced in accordance with the amount specified in such notice or, as the case may be, terminated.

            (b) If, at any time, any Borrower effects a disposition of assets (including the KERAMED Disposition and the Splitting Agreement) (other than (i) dispositions of inventory in the ordinary course, (ii) dispositions of obsolete equipment in the ordinary course, and (iii) dispositions permitted pursuant to ss.9.2(e)(AA) and ss.9.2(e)(DD)), the Commitment shall automatically be reduced by the full amount of any such net cash proceeds.

            (c) Upon the effective date of any such reduction or termination, the Borrowers shall pay to the Bank the full amount of any commitment fee then accrued on the amount of the reduction. No reduction or termination of the Commitment may be reinstated.

      ss.3. Collateral Instruments.

      ss.3.1. Issuance of Collateral Instruments.

            (a) Subject to the terms and conditions hereof and the execution and delivery by the Borrower Agent on behalf of the relevant Borrower of the appropriate application on the Bank's customary form (a "Collateral Instrument Application"), the Bank in reliance upon the representations and warranties of the Borrowers contained herein, agrees to issue, extend and renew from time to time from the date hereof until but not including the date which is thirty (30) days prior to the then scheduled Maturity

Date, for the account of one or more Borrowers, one or more Collateral Instruments, in such form and in Deutschemarks or Dollars as may be requested by the Borrower Agent and agreed to by the Bank; provided, however, that, after giving effect to such request, (i) the sum of the aggregate Maximum Drawing Amount and the Deutschemark Equivalent of all Unpaid Reimbursement Obligations under all Collateral Instruments shall not exceed DM 1,000,000 at any one time,
(ii) the sum of the Total Outstandings shall not exceed the Commitment. No Collateral Instrument shall be issued, extended or renewed with an expiration date occurring after the date which is 180 days following the then scheduled Maturity Date or which provides for drafts which may be paid after the date which is 180 days following the then scheduled Maturity Date.

            (b) Each Collateral Instrument Application shall be completed to the satisfaction of the Bank. In the event that any provision of any Collateral Instrument Application shall be inconsistent with any provision of this Agreement, then the provisions of this Agreement shall, to the extent of any such inconsistency, govern.

            (c) Each Collateral Instrument issued, extended or renewed hereunder shall, among other things, provide for the payment of sight drafts for honour thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein. Each Collateral Instrument so issued, extended or renewed shall be subject to the Uniform Customs.

            (d) On or prior to the then scheduled Maturity Date, the Borrowers shall, with respect to each Collateral Instrument then outstanding (i) pay to the Bank in cash for deposit into a cash collateral account with the Bank an amount equal to one hundred and five percent (105%) of the Maximum Drawing Amount of such Collateral Instrument as of such date, which amount shall be held by the Bank as cash collateral for any Reimbursement Obligations or other obligations incurred with respect to such Collateral Instrument, or (ii) deliver to the Bank a "back-to-back" letter of credit, in form and substance satisfactory to the Bank, issued by a financial institution satisfactory to the Bank in its sole discretion and naming the Bank as beneficiary in an amount equal to one hundred and five percent (105%) of the Maximum Drawing Amount of such Collateral Instrument as of such date. Any cash sums deposited into a cash collateral account pursuant to clause (i) shall be reduced or released, and any back-to-back letter of credit issued pursuant to clause (ii) shall be reduced in amount or returned, if and to the extent that the Maximum Drawing Amount with respect to the applicable Collateral Instrument has been reduced or the Collateral Instrument has expired or been cancelled and all Unpaid Reimbursement Obligations and other amounts due or to become due and owing with respect thereto have been paid.

      ss.3.2. Reimbursement Obligation of the Borrowers. In order to induce the Bank to issue, extend and renew each Collateral Instrument, each Borrower on whose behalf such Collateral Instrument was requested hereby severally, and not jointly, agrees to reimburse or pay to the Bank with respect to such Collateral Instrument issued, extended or renewed by the Bank hereunder,

            (a) except as otherwise expressly provided in ss.3.2(b) and (c), on each date that any draft presented under such Collateral Instrument is honoured by the Bank, or the Bank otherwise makes a payment with respect thereto, (i) the amount paid by the Bank under or with respect to such Collateral Instrument, and
(ii) the amount of any fees, charges or other costs and expenses whatsoever incurred by the Bank in connection with any payment made by the Bank under, or with respect to, such Collateral Instrument,

            (b) upon the reduction (but not termination) of the Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Bank as cash collateral for all Reimbursement Obligations with respect to such Collateral Instrument, and

            (c) upon the termination of the Commitment, or the acceleration of the Reimbursement Obligations with respect to all Collateral Instruments in accordance with ss.10, an amount equal to 105% of the Maximum Drawing Amount, which amount shall be held by the Bank as cash collateral for all Reimbursement Obligations with respect to such Collateral Instrument.

Each such payment shall be made to the Bank at the address provided in ss.14(d)(ii) in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrowers under this ss.3.2 at any time from the date such amounts become due and payable (whether as stated in this ss.3.2, by acceleration or otherwise) until payment in full (whether before or after judgement) shall be payable to the Bank on demand at the rate specified in ss.2.2(b).

      ss.3.3. Collateral Instrument Payments. If any draft shall be presented or other demand for payment shall be made under any Collateral Instrument, the Bank shall notify the Borrower Agent of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honour such demand for payment. The responsibility of the Bank to the Borrowers shall be only to determine that the documents (including each draft) delivered under each Collateral Instrument in connection with such presentment shall be in conformity in all material respects with such Collateral Instrument.

      ss.3.4. Obligations Absolute. The Borrowers' obligations under this ss.3 relating to Collateral Instruments shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defence to payment which the Borrowers may have or have had against the Bank or any beneficiary of a Collateral Instrument. The Borrowers further agree with the Bank that the Bank shall not be responsible for, and the Reimbursement Obligations shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrowers, the beneficiary of any Collateral Instrument or any financing institution or other party to which any

Collateral Instrument may be transferred or any claims or defences whatsoever of the Borrowers against the beneficiary of any Collateral Instrument or any such transferee. The Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Collateral Instrument other than as a result of the Bank's gross negligence or wilful misconduct. The Borrowers agree that any action taken or omitted by the Bank under or in connection with each Collateral Instrument and the related drafts and documents, if done in good faith, shall be binding upon the Borrowers and shall not result in any liability on the part of the Bank to the Borrowers.

      ss.3.5. Reliance by Bank. To the extent not inconsistent with ss.3.4, the Bank shall be entitled to rely, and shall be fully protected in relying upon, any Collateral Instrument, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel, independent accountants and other experts selected by the Bank.

      ss.3.6. Collateral Instrument Fees. Each Borrower on whose behalf a Collateral Instrument is requested shall pay a fee (in each case, a "Collateral Instrument Fee") to the Bank in respect of such Collateral Instrument in an amount equal to one and three-quarters percent (1.75%) per annum of the face amount of such Collateral Instrument (such amount payable in Deutschemarks or Dollars, as applicable), plus the Bank's customary issuance, amendment and other administrative processing fees (such amounts payable in Deutschemarks). Such Collateral Instrument Fees shall be payable (a) with respect to all such per annum fees (but not such issuance, amendment and other administrative processing fees) payable on each standby Collateral Instrument (each such Collateral Instrument having been agreed to by the Bank and the Borrower) in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter, and (b) with respect to all such per annum fees payable on each documentary Collateral Instrument and with respect to all fees relating to all other Collateral Instruments on the date of issuance or of any extension or renewal of any such Collateral Instrument and at such other time or times as such charges are customarily made by the Bank.

      ss.4. Changes in Circumstances.

      ss.4.1. Inability to Determine Interbank Rate. In the event, prior to the commencement of any Interest Period relating to any Interbank Rate Loan, the Bank shall determine that adequate and reasonable methods do not exist for ascertaining the Interbank Rate that would otherwise determine the rate of interest to be applicable to such Interbank Rate Loan during such Interest Period, the Bank shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers) to the Borrowers. In such event (a) the Interest Period for the applicable Interbank Rate Loan shall be deemed to be one month and (b) the Bank shall calculate interest on the principal amount of such Interbank Rate Loan by substituting for the Interbank Rate the rate per annum determined by the Bank (with notice to the Borrower Agent) to be that which fairly expresses as a percentage per annum the cost to the Bank of funding such principal amount, from whatever source the Bank may select in good faith, during such Interest Period (the "Alternative Interest Rate"), as certified by the Bank to the Borrower Agent.

      ss.4.2. Illegality. If there is at any time any change in any present Requirement of Law or interpretation or application thereof, or any future Requirement of Law or interpretation or application thereof, that in either case shall make it unlawful for the Bank to maintain the Commitment hereunder or in to make or perform any other obligation hereunder in relation to any Loan made or to be made or any Collateral Instrument, issued, extended or renewed, then the Bank shall, promptly after becoming aware of the same, deliver to the Borrower Agent a certificate to that effect and:

            (a) the Bank shall not thereafter be obliged to make any Loans or to issue any Collateral Instrument; and

            (b) if the Bank so requires, each Borrower shall within 30 days of demand by the Bank (or such earlier date as may be required by applicable law affecting the Bank) repay or provide cash collateral, as the case may be, to the Bank an amount equal to the outstanding Loans and an amount equal to 105% of the Maximum Drawing Amount of the outstanding Collateral Instruments, in both cases together with accrued interest thereon and all other amounts owing to the Bank hereunder, whereupon the Commitment shall be reduced to zero.

      ss.4.3. Additional Costs, etc. If any change in any present applicable law, or if any future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to the Bank by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

            (a) materially change the basis of taxation (other than changes in respect of any taxes expressly excluded from the definition of the term Taxes, and without duplication of any changes in respect of (1) any Taxes or (2) any other taxes for which the Bank is otherwise indemnified pursuant to the provisions of ss.14(c) hereof) of payments to the Bank of the principal of or the interest on any Loans or any other amounts payable to the Bank under this Agreement or any of the other Loan Documents, or

            (b) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or Collateral Instruments issued by, the Bank, or

            (c) impose on the Bank any other conditions or requirements with respect to this Agreement, the other Loan Documents, any Collateral Instruments, the Loans, the Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or the Commitment forms a part, and the result of any of the foregoing is

            (i) to increase the cost to the Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans or the Commitment or any Collateral Instrument, or

            (ii) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to the Bank hereunder on account of the Commitment, any Collateral Instrument or any of the Loans, or

            (iii) to require the Bank to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Bank from the Borrowers hereunder, then, and in each such case, the Borrowers will, upon demand made by the Bank at any time and from time to time and as often as the occasion therefor may arise, pay to the Bank such additional amounts as determined by the Bank in its sole discretion (excluding, however, arbitrary decisions) as will be sufficient to compensate the Bank for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

      ss.4.4. Capital Adequacy. If after the date hereof the Bank determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by the Bank or any corporation controlling the Bank with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on the Bank's commitment with respect to any Loans to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's then existing policies with respect to capital adequacy and assuming full utilisation of such entity's capital) by any amount deemed by the Bank to be material, then the Bank may notify the Borrower Agent of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Overdraft Rate or the Interbank Rate, as the case may be, the Borrowers severally, and not jointly, agree to pay the Bank for the amount of such reduction in the return on capital as determined by the Bank in its sole discretion (excluding, however, arbitrary decisions) as and when such reduction is determined upon presentation by the

Bank of a certificate in accordance with ss.4.5 hereof. The Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

      ss.4.5. Certificate. A certificate setting forth any additional amounts payable pursuant to ss.ss.4.3, 4.4 or 5(f) and a brief explanation of such amounts which are due, submitted by the Bank to the Borrower Agent, shall be conclusive, absent manifest error, that such amounts are due and owing.

      ss.4.6. Indemnity. The Borrowers severally, and not jointly, agree to indemnify the Bank and to hold the Bank harmless from and against any loss, cost or expense that the Bank may sustain or incur as a consequence of (a) default by the Borrowers in payment of the principal amount of or any interest on any Interbank Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain its Interbank Rate Loans, (b) default by the Borrowers in making a borrowing after the Borrowers have given (or are deemed to have given) a Loan Request or Continuation Request relating thereto in accordance with ss.2.1(b) or ss.2.1(c) or (c) the making of any payment of an Interbank Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain any such Loans.

      ss.5. Fees and Payments.

            (a) The Borrowers agree to pay to the Bank on the Closing Date a closing fee in accordance with the provisions of the Fee Letter.

            (b) The Borrowers agree to pay to the Bank in arrears on the first day of each calendar quarter, and upon the Maturity Date or any other date upon which the Commitment shall cease to be any longer in effect, a commitment fee calculated from the date hereof at a rate per annum which is equal to three-eighths of one percent (3/8%) per annum of the average daily difference by which the Commitment amount exceeds the Total Outstandings during the immediately preceding calendar quarter or portion thereof.

            (c) The Borrowers agree to pay to the Bank an administration fee in accordance with the provisions of the Fee Letter.

            (d) All payments of principal, interest, Reimbursement Obligations, commitment fees, Collateral Instrument Fees, closing fees, administration fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Bank at the address provided in ss.14(d)(ii) or at such other location that the Bank may from time to time designate, in each case in Deutschemarks in immediately available funds. The Bank shall be entitled to charge the Operating Accounts or any other accounts of the Borrowers with the Bank or any of the Bank's affiliates for any sum due and payable by the Borrowers to the Bank hereunder or under any of the other Loan Documents.

            (e) All computations of interest and fees relating to the Interbank Rate Loans and of commitment fees, Collateral Instrument Fees or other fees shall, unless otherwise expressly provided herein, be based on a 360-day year and paid for the actual number of days elapsed. All computations of interest and fees relating to the Overdraft Rate Loans shall, unless otherwise expressly provided herein, be based on a 365-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to Interbank Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the records of the Bank from time to time shall be considered correct and binding on the Borrowers in the absence of demonstrable error. All payments of the commitment fee, closing fee, administration fee or Collateral Instrument Fees payable hereunder shall be non-refundable.

            (f) (i) Each and every payment made by or on behalf of the Borrowers hereunder and under any of the other Loan Documents shall be made, in accordance with this ss.5, without setoff or counterclaim and free and clear of and without deduction for any and all current or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein, and all liabilities with respect thereto, excluding (A) taxes based upon or measured by the net income or overall gross receipts of the Bank and (B) franchise taxes imposed on the Bank, in each case by the jurisdiction under the laws of which the Bank is organised, in which the applicable lending office of the Bank is located or in which the Bank is otherwise subject to tax other than by reason of the execution and performance of this Agreement, or any political subdivision of such jurisdiction, (all such nonexcluded taxes, levies, imposts, duties, charges, fees, deductions, withholdings and liabilities, collectively or individually, being called "Taxes"). If the Borrowers shall be required to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to the Bank, (x) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this ss.5(f)), the Bank shall receive an amount equal to the sum it would have received had no such deductions been made, (y) the Borrowers shall make such deductions and (z) the Borrowers shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

            (ii) The Borrowers hereby severally, and not jointly, agree to indemnify the Bank for the full amount of Taxes paid by the Bank and any liability (including penalties, interest and expenses (including reasonable attorney fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted by the relevant governmental authority. Such indemnification shall be made within thirty days after the date the Bank makes written demand therefor. If the Bank determines that it has received a refund in respect of any Taxes as to which indemnification or payment has been made by the Borrowers pursuant to this ss.5(f) and such refund is reasonably determinable by the Bank to be allocable to such indemnification or payment made by the Borrowers, it shall promptly remit such refund (including any interest actually received by it) to the Borrowers, less all out-of-pocket expenses of the Bank; provided, however, that the Borrowers, upon request of the Bank, agree promptly to return such refund (plus any interest) to the Bank in the event such party is required to pay the refund to the relevant governmental authorities. The Bank shall provide the Borrowers with a copy of any notice or assessment from the relevant governmental authorities (deleting any confidential information therein) requiring repayment of such refund.

            (iii) As soon as practicable after the date of any payment of Taxes by the Borrowers to the relevant governmental authority, the Borrowers will promptly deliver to the Bank the original or a certified copy of a receipt issued by such governmental authority evidencing payment thereof.

            (g) Payments of principal or interest with respect to any Loan, Collateral Instrument, or Unpaid Reimbursement Obligation shall be made in the currency in which such Loan was advanced or in which such Collateral Instrument was issued. Any and all fees payable hereunder shall be payable solely in Deutschemarks.

      ss.6. Collateral Security; Holding Guarantee.

      ss.6.1. Security of Borrowers. The obligations of each Borrower under this Agreement and the Loan Documents shall be secured by a perfected first-priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all of the assets of such Borrower (excluding all the fixed assets and all fee and leasehold interests of such Borrower in any real property), whether now owned or hereafter acquired, and including the issued share capital of all direct Subsidiaries of such Borrower, all pursuant to the terms of, and to the extent provided in, the Security Documents to which such Borrower is a party.

      ss.6.2. Collateral Security Perfection. Each of the Borrowers agrees to take all action that the Bank may reasonably request to perfect and protect the Bank's Liens upon the Collateral and for such Liens to obtain the priority therefor contemplated hereby, including, without limitation, executing and delivering such financing statements, providing such notices and assents of third parties, obtaining such governmental approvals and providing such other instruments and documents in recordable form as the Bank may reasonably request.

      ss.6.3. Holding Guarantee and Security. GfE Holding Company shall unconditionally and irrevocably guarantee the obligations of the other Borrowers under this Agreement and the Loan Documents pursuant to the terms of the guarantee in form and substance satisfactory to the Bank (the "Holding Guarantee"). The obligation of GfE Holding Company under the Holding Guarantee shall be in turn secured by a perfected first-priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all of the assets of GfE Holding Company (excluding all the fixed assets and all fee and leasehold interests of GfE Holding Company in any real property), whether now owned or hereafter acquired, and including the issued share capital of all direct Subsidiaries of GfE Holding Company, all pursuant to the terms of, and to the extent provided in, the Security Documents to which GfE Holding Company is a party.

      ss.6.4. Borrowers' Waivers of Defences. The obligations of the Borrowers hereunder are several and not joint. Each of the Borrowers hereby waives any and all defences relating to any action or omission to act by the Bank with respect to the other Borrowers.

      ss.7. Representations and Warranties. Each of the Borrowers represents and warrants (as a Zusicherung im Wege eines Garantieversprechens) to the Bank on the date hereof, on the date of any Loan Request, on the date of each request for a Collateral Instrument, on each Drawdown Date, and on the date on which each Collateral Instrument is issued, extended or renewed that:

            (a) Such Borrower is duly organised, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organisation and is duly qualified and in good standing in every other jurisdiction where it is doing business and where failure to qualify would have a Materially Adverse Effect, and the execution, delivery and performance by each of the Borrowers of each of the Loan Documents to which it is a party (i) are within its corporate authority, (ii) have been duly authorised by all necessary corporate action, and
(iii) do not conflict with or contravene its Charter Documents.

            (b) Upon the execution and delivery of the Loan Documents by the respective parties thereto, each Loan Document to which such Borrower is a party shall constitute the legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, except that the enforceability thereof may be subject to any applicable bankruptcy, reorganisation, insolvency or other laws affecting creditors' rights generally.

            (c) No U.S. Affiliate is a debtor in any bankruptcy, insolvency, liquidation, reorganisation, dissolution of similar case or proceeding on the date hereof or, except where there is not reasonably likely to be a Materially Adverse Effect relating to the Borrowers taken as a whole, after the date hereof.

            (d) Such Borrower has good and marketable title to all its material properties, subject only to Permitted Liens, and possesses all assets, including intellectual properties, franchises and Consents, adequate for the conduct of its business as now conducted, without known conflict with any rights of others. Such Borrower maintains insurance from financially responsible insurers, copies of the policies for which have previously been delivered to the Bank, covering such risks and in such amounts and with such deductibles as are customary in such Borrower's businesses and are adequate.

            (e) The Borrower Agent has provided to the Bank on such Borrower's behalf the Borrowers' (i) audited Financials as at December 31, 1996, and for the fiscal year then ended, and their unaudited quarterly Financials as at the end of and for each fiscal quarter thereafter through June 30, 1997, in both cases prepared in accordance with German GAAP, and (ii) audited Financials as at December 31, 1996, and for the fiscal year then ended, and their unaudited quarterly Financials as at the end of and for each fiscal quarter thereafter through June 30, 1997, in both cases prepared in accordance with U.S. GAAP. Such Financials are complete and correct and fairly present the position of the Borrowers as at such dates and for such periods in accordance with German GAAP or U.S. GAAP, as applicable, consistently applied (except that unaudited Financials are subject to year-end audit adjustments and do not contain footnote disclosures required by German GAAP or U.S. GAAP, as applicable). The Borrower Agent on behalf of such Borrower has also provided to the Bank their forecast of the consolidated and consolidating operations of the Borrowers and their Subsidiaries for the period from January 1, 1997, through December 31, 1999, and such forecast has been prepared in good faith based upon reasonable assumptions. With respect to all Financials prepared in accordance with German GAAP, (1) such Financials present a view of the assets, finance and results of the Borrowers which is in accordance with the actual circumstances, (2) no capitalisation has taken place to the extent that there are capitalisation options (Aktivierungswahlrechte), (3) to the extent that there are options to include items in the liabilities (Passivierungswahlrechte) such items have been included, (4) all statutorily permitted depreciations have been taken, (5) all statutorily permitted accruals have been taken, (6) at the relevant balance sheet date there are no liabilities, with the exception of liabilities resulting from pending contractual relationships which are not required to be shown on a balance sheet, that are not shown as liabilities in the relevant balance sheet or covered by accruals, and (7) to the extent that contingent liabilities have not been included in the liabilities they have been reflected as below-the-line-items on the balance sheet (including liabilities resulting from the issuance of comfort letters).

            (f) Since December 31, 1996, there has been no materially adverse change of any kind in such Borrower which would reasonably be expected to have a Materially Adverse Effect on the Borrowers taken as a whole.

            (g) There are no legal or other proceedings or investigations pending or threatened against such Borrower before any court, tribunal or regulatory authority which would, alone or together, be reasonably expected to have a Materially Adverse Effect on the Borrowers taken as a whole. Such Borrower has paid all such taxes as are due and payable (except those being contested in good faith by appropriate proceedings and for which adequate reserves have been taken) and has funded all employee payrolls (including all required withholdings) on a periodic basis in the ordinary course of its businesses consistent with past practices except to the extent that the failure to pay such taxes or payrolls, singly or in the aggregate, would not reasonably be expected to have a Materially Adverse Effect on the Borrowers taken as a whole.

            (h) The execution and delivery of, and the performance of its obligations and the exercise of its rights under, the Loan Documents by such Borrower, including borrowing under this Agreement and the obtaining of Collateral Instruments (i) do not require any Consents other than those that have been obtained or will be obtained prior to the Closing Date and that are in full force and effect; and (ii) are not and will not be in conflict with or prohibited or prevented by (A) any Requirement of Law, or (B) any Charter Document, corporate minute or resolution, instrument, agreement or provision thereof, in each case binding on it or affecting the property of such Borrower.

            (i) Such Borrower is not in violation of (A) any Charter Document, corporate minute or resolution, (B) any instrument or agreement, in each case binding on it or affecting its property, which violation could have a Materially Adverse Effect on the Borrowers taken as a whole, or (C) any Requirement of Law, in a manner which could have a Materially Adverse Effect on the Borrowers taken as a whole. Such Borrower is not a party to a collective bargaining agreement.

            (j) Upon execution and delivery of this Agreement and the other Loan Documents and the taking of all actions contemplated by the Security Documents, the Bank shall have first-priority perfected Liens in the Collateral with respect to such Borrower, subject only to Permitted Liens that are entitled to priority under applicable law.

            (k) There are no Liens on any assets of such Borrower or any of its Subsidiaries other than Permitted Liens.

            (l) All of the Subsidiaries of such Borrower are set forth on
Schedule 7(l). Except as set forth in Schedule 7(l), such Borrower is not a party to any partnership or joint venture.

            (m) Such Borrower has taken all steps reasonably necessary to investigate the past and present condition and usage of such Borrower's Real Estate and the operations conducted thereon and, based upon such investigation, have determined that:

                  (i) neither such Borrower nor any operator of such Borrower's Real Estate or any operations thereon is in violation, or alleged violation, of any Requirement of Law, which violation would be reasonably likely to have a Materially Adverse Effect on the Borrowers taken as a whole;

                  (ii) such Borrower has not received notice from any third party including, without limitation, any federal, state or local governmental authority, (A) that any hazardous waste, any hazardous substances, any pollutant or contaminant and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Requirement of Law ("Hazardous Substances") which such Borrower has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that such Borrower conduct a remedial investigation, removal or other response action pursuant to any Requirement of Law; or (C) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of

      Hazardous Substances, the result of which, in any such case, would be reasonably likely to have a Materially Adverse Effect on the Borrowers taken as a whole;

                  (iii) (A) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of such Borrower, which releases would be reasonably likely to have a Materially Adverse Effect on the Borrowers taken as a whole; and
      (B) to the best of such Borrower's knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of such Borrower's Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would be reasonably likely to have a Materially Adverse Effect on the Borrowers taken as a whole; and

                  (iv) neither such Borrower nor any of such Borrower's Real Estate is subject to any applicable environmental law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby.

            (n) The execution of this Agreement and the Loan Documents by such Borrower does not constitute a violation of the capital maintenance provisions set forth in Section 30 of the German GmbH Act.

            (o) Schedule 7(o) sets forth the account numbers and location of all bank accounts of such Borrower and each of its Subsidiaries.

            (p) Societe Miniere du Kivu and Columbite Exploration and Development Company (Ghana) Limited are dormant and have no assets other than goodwill.

            (q) Such Borrower has no place of business in the United Kingdom or Austria.

      ss.8. Conditions Precedent.

            (a) The obligation of the Bank to issue, extend or renew the initial Collateral Instruments, and the obligation of the Bank to make the initial Loans, is subject to the satisfaction of the following conditions precedent in addition to those set forth in ss.8(b):

                  (i) Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, and all of such Loan Documents shall be in full force and effect and shall be in form and substance satisfactory to the Bank and the Borrowers.

                  (ii) All corporate action, third-party consents and governmental approvals necessary for the valid execution, delivery and performance by each of the Borrowers of each of the Loan Documents to which it is a party shall have been duly and effectively taken or (as the case may be) obtained and evidence thereof satisfactory to the Bank shall have been provided to the Bank.

                  (iii) The Bank shall have received from each of the Borrowers a copy, certified by a duly authorised officer of such Person to be true and complete on the Closing Date, of each of its Charter Documents as in effect on such date of certification.

                  (iv) The Bank shall have received from each of the Borrowers an incumbency certificate, dated as of the Closing Date, signed by a duly authorised officer of such Borrower, and giving the name and bearing a specimen signature of each individual who shall be authorised: (A) to sign, in the name and on behalf of such Borrower, each of the Loan Documents to which such Borrower is or is to become a party; (B) in the case of the Borrower Agent, to make Loan Requests and Continuation Requests and to apply for Collateral Instruments on behalf of the Borrowers; and (C) to give notices and to take other action on its behalf under the Loan Documents.

                  (v) All applicable security interest filings shall have been executed and delivered (in recordable form where applicable) to the Bank, all relevant insurances shall have been modified to include the Bank as assignee, additional insured or loss payee as applicable, all Collateral in which a security interest may be perfected only by the secured party's possession shall, if so requested by the Bank, have been delivered to the Bank or its nominee, and all other actions necessary or in the reasonable opinion of the Bank desirable for the perfection and protection and to achieve the priority, as contemplated hereby, of all Liens in favour of the Bank shall have been taken to the satisfaction of the Bank and its counsel.

                  (vi) The Bank shall have received (A) certificates of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Documents and (B) certified copies of all policies evidencing such insurance.

                  (vii) The Bank shall have received a favourable opinion from Mr Dietrich Kessel, counsel to the Borrowers in form and substance satisfactory to the Bank.

                  (viii) The Bank shall have received, at least three (3) days prior to the Drawdown Date of such Loan or the proposed date of the issuance of such Collateral Instrument, the most recent Borrowing Base Reports required to be delivered to the Bank in accordance with ss.9.1(a)(v), together with such supporting details of receivable ageing and inventory designations as the Bank may reasonably request.

                  (ix) The closing fee, administration fee and all other fees and expense reimbursements due and payable to the Bank hereunder shall have been paid to the Bank, as appropriate.


                  (x) The Bank shall have received the Financials and the forecasts described in ss.7(e) hereof, and no event or circumstance shall have come to the attention of the Bank that would lead any of them to believe that the financial projections as to the Borrowers contained in such forecast are inaccurate or incomplete in any material respect.

                  (xi) The Bank shall have received all of the items listed on the Closing Agenda dated on or about the date hereof (the "Closing Agenda"), each such item in form and substance satisfactory to the Bank.

                  (xii) The Bank shall have received payoff letters in a form satisfactory to the Bank with respect to each Borrower's existing credit facilities (save Indebtedness permitted under ss.9.2(a)), such payoff letters indicating the amount of the loan obligations of such Borrower as of the Closing Date, and acknowledging that upon receipt of such funds the applicable lender will forthwith execute and deliver to the Bank documentation evidencing the termination of such credit facilities and take such other actions as may be necessary to discharge all mortgages, deeds of trust and security interests (other than Permitted Liens) granted by such Borrower to such lenders, all in form and substance satisfactory to the Bank.

                  (xiii) The Borrower Agent shall have received a certificate from the Bank, in form and substance satisfactory to the Bank and the Borrower Agent, attesting to the fact that remuneration relating to this Agreement is subject to German tax.

                  (xiv) All Loan Documents which have to be executed before a notary public shall have been notarised.

            (b) The obligation of the Bank to issue, extend or renew any Collateral Instruments, and the obligation of the Bank to make any Loans, including the initial Loans and Collateral Instruments, is subject to the satisfaction of the following further conditions precedent:

                  (i) Each of the representations and warranties of each of the Borrowers to the Bank herein or in any of the other Loan Documents or any document, certificate or other paper or notice in connection herewith shall be true and correct in all material respects as of the time made or deemed to have been made or repeated and shall also be true and correct in all material respects at and as of the time of the making of such Loan or the issuance, extension or renewal of such Collateral Instrument, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date).

                  (ii) No Default or Event of Default shall have occurred and be continuing.

                  (iii) All documents and certificates in connection with the transactions contemplated hereby shall be in form and substance satisfactory to the Bank, and the Bank shall have received all information as it may have reasonably requested. No change shall have occurred in any law or regulation or in the interpretation thereof that in the reasonable opinion of the Bank would make it unlawful for the Bank to make such Loan or to participate in the issuance, extension or renewal of such Collateral Instrument or in the reasonable opinion of the Bank to issue, extend or renew such Collateral Instrument.

      ss.9. Covenants.

      ss.9.1. Affirmative Covenants. Each of the Borrowers agrees that so long as there are any Loans, Unpaid Reimbursement Obligations or Collateral Instruments outstanding or the Bank has any obligation to make Loans or to issue, extend or renew any Collateral Instruments and until the payment and satisfaction in full in cash of all of the Obligations, the Borrowers will comply with their obligations as set forth throughout this Agreement and will comply, and will cause each of their Subsidiaries to comply with, the following obligations to:

            (a) furnish the Bank:

                  (i) as soon as available, but in any event (A) within one hundred twenty (120) days after the close of each fiscal year, audited consolidated and consolidating Financials prepared in accordance with German GAAP and (B) within ninety (90) days after the close of each fiscal year, audited consolidated and consolidating Financials prepared in accordance with U.S. GAAP, in each case for the Borrowers and their Subsidiaries for such fiscal year with all required note disclosures, all certified by the Borrowers' accountants, together with a statement from such accountants as to the absence, to their knowledge, of any Event of Default;

                  (ii) as soon as available, but in any event within (1) sixty
      (60) days after the end of the first, second and third fiscal quarters of each fiscal year, and (2) ninety (90) days after the end of the fourth fiscal quarter of each fiscal year, the (A) unaudited consolidated and consolidating Financials prepared in accordance with German GAAP and (B) unaudited consolidated and consolidating Financials prepared in accordance with U.S. GAAP, in each case of the Borrowers and their Subsidiaries for such quarter certified by the

      Borrowers' chief financial officer or chief accounting officer or treasurer, and, in the case of each of the above-described consolidated Financials only, together with comparisons to the most recently delivered business plan of the Borrowers describing any material variations therefrom;

                  (iii) as soon as available, but in any event within forty-five
      (45) days after the end of the first and second fiscal months of each fiscal quarter, the (A) unaudited consolidated and consolidating Financials prepared in accordance with German GAAP and (B) unaudited consolidated and consolidating Financials prepared in accordance with U.S. GAAP, in each case for such month (in the case of such consolidated Financials with comparisons to the consolidated Financials for the same fiscal month of the previous fiscal year), certified by the Borrowers' chief financial officer or chief accounting officer or treasurer, and, in the case of such consolidated Financials only, together with comparisons to the most recently delivered business plan of the Borrowers describing any material variations therefrom;

                  (iv) together with its monthly, quarterly and annual Financials, a certificate of the Borrower Agent setting forth computations demonstrating compliance with the Borrowers' financial covenants set forth herein, and certifying that no Default or Event of Default has occurred, or if it has, describing the actions taken by the Borrowers with respect thereto;

                  (v) within twenty (20) days following the end of each calendar month (or at such other interval as the Bank may from time to time specify), a Borrowing Base Report from the Borrower Agent with respect to each Borrower updating all components of such Borrower's Borrowing Base and recalculating such Borrower's Borrowing Base on the basis thereof, together with a comprehensive receivables ageing report for such Borrower, accounts payable report and inventory designations of such Borrower as of the end of such month as the Bank may have reasonably requested, and together with such other supporting schedules and documentation as set forth on Exhibit A hereto or as the Bank may have reasonably requested;

                  (vi) by December 31 of each fiscal year, the Borrowers' business plan for the immediately following fiscal year;

                  (vii) from time to time as and when requested by the Bank such reconciliations and financial information necessary in order for the Bank to determine compliance with the financial covenants set forth in ss.9.3;

                  (viii) as soon as practicable but, in any event, concurrently with the consummation of the KERAMED Disposition, copies of the material definitive contracts, agreements and instruments evidencing or relating to the KERAMED Disposition and a computation in reasonable detail of the net cash proceeds therefrom;

                  (ix) as soon as practicable but, in any event, concurrently with the execution of the MIR Lease, copies of the material definitive contracts, agreements and instruments evidencing or relating to the MIR Lease and a computation in reasonable detail of the net cash proceeds therefrom;

                  (x) as soon as practicable but, in any event, concurrently with the execution of the Splitting Agreement, copies of the material definitive contracts, agreements and instruments evidencing or relating to the Splitting Agreement and a computation in reasonable detail of the net cash proceeds therefrom; and

                  (xi) from time to time such other information concerning the Borrowers as the Bank may reasonably request;

            (b) keep true and accurate books of account in accordance with German GAAP and permit the Bank or its designated representatives during normal business hours to inspect the Borrowers' premises and to examine and be advised as to the Borrowers' business records upon the request of the Bank, and to permit the Bank's commercial finance examiners to conduct periodic commercial finance examinations;

            (c) maintain its corporate existence, business and assets, keep its business and assets adequately insured by responsible insurers, maintain its chief executive office in the Federal Republic of Germany, continue to engage in the same lines of business, pay all taxes as and when due and payable (except where contested in good faith by appropriate proceedings and for which adequate reserves have been taken) and comply with all other Requirements of Law, except where failure to do so will not have a Materially Adverse Effect;

            (d) notify the Bank promptly in writing of (A) the occurrence of any Default or Event of Default, (B) any noncompliance with or obligation under any Requirement of Law or proceeding in respect thereof which would be reasonably likely to have a Materially Adverse Effect, (C) any change of address, (D) any pending or, to the knowledge of the Borrowers, threatened litigation or similar proceeding affecting the Borrowers, or any material change in any such litigation or proceeding previously reported, where such litigation or proceeding, if determined adversely to any of the Borrowers, could have a Materially Adverse Effect, (E) any notice which any of the Borrowers has received under any material supply or other contract terminating or threatening to terminate the provisions of supply or the provisions of other goods or services or otherwise claiming a default thereunder, (F) the occurrence and details relating to any bankruptcy, insolvency, liquidation, reorganisation, dissolution or similar case or proceeding relating to any of the Borrowers or their Subsidiaries, (G) any claims against any material amount of assets or properties of the Borrowers constituting Collateral, and (H) any testing or environmental site assessment reports conducted at any Real Estate of any of the Borrowers and submitted to any federal or state regulatory agency or authority;

            (e) use the proceeds of such Borrower's Loans solely to repay all of such Borrower's existing bank overdraft and revolving credit indebtedness and for such Borrower's working capital and general corporate purposes, and use Collateral Instruments issued for the account of such Borrower solely for such Borrower's working capital and general corporate purposes approved by the Bank for Collateral Instruments (such approval not to be unreasonably withheld by the Bank);

            (f) co-operate with the Bank, take such action, execute such documents (including security documents), and provide such information as the Bank may from time to time reasonably request in order further to effect the transactions contemplated by and the purposes of the Loan Documents and, if requested by the Bank for regulatory reasons or following the occurrence of an Event of Default, deliver to the Bank at the Borrowers' expense appraisals, title insurance, surveys or environmental assessments relating to the Real Estate of the Borrowers;

            (g) unless directed by the Bank in writing, maintain all Operating Accounts of each Borrower with the Bank, and none of the Borrowers shall maintain other deposit or investment accounts, except as permitted by ss.9.2(c);

            (h) promptly give notice to the Bank (A) of any violation of any Requirement of Law that any of the Borrowers reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any environmental agency that is reasonably likely to have a Materially Adverse Effect and (B) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that is reasonably likely to have a Materially Adverse Effect;

            (i) maintain its current fiscal year;

            (j) ensure that Societe Miniere du Kivu and Columbite Exploration and Development Company (Ghana) Limited remain dormant and have no assets other than goodwill;

            (k) ensure that prior to establishing place of business in the United Kingdom or Austria, such Borrower obtains the written consent of the Bank; and

            (l) ensure that with respect to all Financials prepared in accordance with German GAAP, (1) such Financials present a view of the assets, finance and results of such Borrower which is in accordance with the actual circumstances, (2) no capitalisation has taken place to the extent that there are capitalisation options (Aktivierungswahlrechte), (3) to the extent that there are options to include items in the liabilities (Passivierungswahlrechte) such items have been included, (4) all statutorily permitted depreciations have been taken, (5) all statutorily permitted accruals have been taken, (6) at the relevant balance sheet date there are no liabilities, with the exception of liabilities resulting from pending contractual relationships which are not required to be shown on a balance sheet, that are not shown as liabilities in the relevant balance sheet or covered by accruals, and (7) to the extent that contingent liabilities have not been included in the liabilities they have been reflected as below-the-line-items on the balance sheet (including liabilities resulting from the issuance of comfort letters).

      ss.9.2. Negative Covenants. Each of the Borrowers agrees that so long as there are any Loans, Unpaid Reimbursement Obligations or Collateral Instruments outstanding or the Bank has any obligation to make Loans or to issue, extend or renew any Collateral Instruments and until the payment and satisfaction in full in cash of all of the Obligations, the Borrowers will not, and will cause each of their Subsidiaries not to:

            (a) create, incur or assume any Indebtedness other than (i) Indebtedness to the Bank arising under the Loan Documents, (ii) current liabilities of the Borrowers incurred in the ordinary course of business not incurred through the borrowing of money or the obtaining of credit except credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services, (iii) Indebtedness in respect of taxes or other governmental charges contested in good faith and by appropriate proceedings and for which adequate reserves have been taken; (iv) long-term Indebtedness to Dresdner Bank which does not exceed DM 3,200,000 in cumulative aggregate amount and refinancings thereof which do not exceed the amount refinanced provided that such Indebtedness is secured only by the fixed assets of the Borrowers, (v) long-term Indebtedness incurred by KERAMED which does not exceed DM 1,000,000 in cumulative aggregate amount and refinancings thereof which do not exceed the amount refinanced provided that such Indebtedness is secured only by the fixed assets of KERAMED, (vi) unsecured Indebtedness incurred by KERAMED with respect to an overdraft/revolving credit facility which does not exceed DM 450,000 in cumulative aggregate amount and refinancings thereof which do not exceed the amount refinanced, (vii) Indebtedness owed by any Borrower to another Borrower,
(viii) unsecured Indebtedness with respect to foreign exchange contracts, (ix) other Indebtedness that is unsecured or secured only by fixed assets of the Borrowers in an aggregate amount not to exceed DM 5,000,000, and (x) Indebtedness not included above and listed on Schedule 9.2(a) hereto;

            (b) create or incur any Liens on any of the property or assets of the Borrowers except (collectively, "Permitted Liens") (i) Liens securing the Obligations; (ii) Liens securing taxes or other governmental charges not yet due; (iii) deposits for utilities, reasonable retainers to professionals, deposits or pledges made in connection with worker's compensation, unemployment insurance or other social security obligations or to secure the performance of tenders, bids and other contracts in the ordinary course of business of any of the Borrowers consistent with past practices; (iv) Liens of carriers, warehousemen, mechanics and materialmen and similar non-consensual Liens arising by operation of law, (A) less than 120 days old as to obligations not yet due or (B) as to obligations being contested in good faith by appropriate proceedings, for which adequate reserves have been taken, with respect to which Liens no foreclosure proceedings have been commenced, and which Liens shall not have priority over the Liens of the Bank in the Collateral; (v) easements, rights-of-way, zoning restrictions and similar minor Liens which individually and in the aggregate do not have a Materially Adverse Effect; and (vi) Liens solely on fixed assets of the Borrowers with respect to Indebtedness permitted under ss.9.2(a)(iv), ss.9.2(a)(v), and ss.9.2(a)(ix);

            (c) purchase securities, make loans, issue guaranties or other financial accommodations or make any other investments other than investments
(i) in bank
certificates of deposits, bank eurodollar deposits, bank money market funds, government securities, commercial paper, repos and other cash equivalent securities, in each case having maturities of thirty days or less and otherwise reasonably acceptable to the Bank, (ii) in the Operating Accounts, (iii) by any Borrower in another Borrower, in the form of loans or other extensions of credit, pursuant to the terms and conditions of ss.9.2(a)(vii) hereof, (iv) in bid deposits and similar deposits made in the ordinary course of business, (v) in the bank accounts listed on Schedule 7(o) provided that if at the end of each month the aggregate amount of all funds in all of the Borrowers' accounts listed on Schedule 7(o) (excluding amounts deposited in payroll accounts which are necessary to cover the Borrowers' payroll) exceeds DM 200,000, the Borrowers shall deposit such excess amount in their Operating Accounts, (vi) in Subsidiaries of the Borrowers existing as of the Closing Date; (vii) investments existing as of the Closing Date in Intervan GmbH and Columbite Exploration and Development Company (Ghana) Limited, and (viii) consisting of the Holding Guarantee.

            (d) make any distributions on or in respect of its capital of any nature whatsoever that would result in a violation of the capital maintenance provisions set forth in Section 30 of the German GmbH Act;

            (e) (i) become party to a merger or sale-leaseback transaction, (ii) effect any disposition of assets (other than (A) dispositions of inventory in the ordinary course, and (B) dispositions of obsolete equipment in the ordinary course) without the consent of the Bank (and in the case of any such asset dispositions consented to by the Bank, unless provided otherwise by the terms of such consent, (1) the net cash proceeds of any such disposition shall be applied to the Obligations then outstanding, with the Commitment also being reduced pursuant to ss.2.4(b), and (2) to the extent that the Loans are reduced to $0, any net cash proceeds received in connection with any such asset disposition shall be applied to cash collateralize outstanding Collateral Instruments in an amount equal to 105% of the Maximum Drawing Amount), or (iii) purchase, lease or otherwise acquire assets other than (A) in the ordinary course of its business, or (B) in connection with capital expenditures to the extent permitted to be made under ss.9.3(b) hereof; provided that notwithstanding anything in this ss.9.2(e) to the contrary, so long as no Default or Event of Default has occurred and is continuing and none would result therefrom (or exist after giving effect thereto), (AA) GfE G&S may lease its assets to MIR GmbH (the "MIR Lease") for consideration in an amount not to exceed the Deutschemark Equivalent of $1,800,000 per annum, (BB) GfE G&S may be subject to a transfer/splitting agreement with Metallurg Holdings Corporation or a Subsidiary of Metallurg Holdings Corporation (the "Splitting Agreement"), in form and substance satisfactory the Bank, (CC) as long as the Borrowers timely then comply with the applicable provisions of ss.ss.2.3(f), 2.4(b) and 9.1(a)(viii) hereof, the Borrowers may effect the KERAMED Disposition on arms-length terms for fair market value received in consideration thereof, and (DD) the Borrowers may effect one or more dispositions of assets, the aggregate amount of which shall not exceed DM 200,000 with respect to such dispositions of assets made by the Borrowers pursuant to this ss.9.2(e)(DD).

            (f) (i) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (ii) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (iii) generate any Hazardous Substances on any of the Real Estate, (iv) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (v) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Requirement of Law or bring such Real Estate in violation of any Requirement of Law which, in any such case, would be reasonably likely to have a Materially Adverse Effect.

      ss.9.3. Financial Covenants. Each of the Borrowers agrees that so long as there are any Loans, Unpaid Reimbursement Obligations or Collateral Instruments outstanding or the Bank has any obligation to make Loans or to issue, extend or renew any Collateral Instruments and until the payment and satisfaction in full in cash of all of the Obligations, the Borrowers will not, and will cause each of their Subsidiaries not to:

            (a) permit the Net Worth of (i) any Borrower (other than GfE Holding Company) at any time or (ii) GfE Holding Company as of the end of any fiscal year, to be less than the sum of (A) the applicable amount set forth in the table below, plus (B) on a cumulative basis fifty percent (50%) of such Borrower's Retained Income for each fiscal year previously ended beginning with the fiscal year ended December 31, 1997, plus (C) on a cumulative basis all investments made by GfE Holding Company or by any of the U.S. Affiliates in such Borrower during such period:

               Borrower                                 Amount
               --------                                 ------

          GfE Holding Company                        DM 4,250,000

                GfE UT                               DM 3,000,000

                GfE G&S                              DM 6,000,000

                GfE M&M                              DM 17,000,000

                KERAMED                              DM 1,750,000

            (b) make capital expenditures in any fiscal year, on an aggregate basis for all of the Borrowers and their Subsidiaries, that exceed, in the aggregate, the amount set forth opposite such fiscal year in the table below:

              Fiscal Year                               Amount
              -----------                               ------

                 1997                                DM 3,500,000

                 1998                                DM 10,000,000

                 1999                                DM 8,000,000

                 2000                                DM 7,000,000

;provided, however, that if during any fiscal year the amount of capital expenditures permitted for that fiscal year is not so utilized, such unutilized amount may be utilized in the next succeeding fiscal year but not in any subsequent fiscal year.

      ss.10. Events of Default; Acceleration. If any of the following events ("Events of Default") shall occur:

            (a) any Borrower shall fail to pay when due and payable any principal of the Loans or any Reimbursement Obligations when the same becomes due and payable hereunder, or any interest or other sum due under any of the Loan Documents within five (5) days following the date when the same becomes due and payable thereunder;

            (b) any Borrower shall fail to perform any term, covenant or agreement contained in ss.9.1(d)(A) or (B), ss.9.1(e), ss.9.2 or ss.9.3;

            (c) any Borrower shall fail to perform any other term, covenant or agreement contained in any of the Loan Documents after the Bank has given written notice of such failure to the Borrowers and a period of thirty (30) days has passed without such failure having been cured or remedied;

            (d) any representation or warranty of any Borrower in any of the Loan Documents or in any document, certificate or other paper or notice given in connection therewith shall have been false or misleading in any material respect at the time made or deemed to have been made or repeated;

            (e) any of the Borrowers or any U.S. Affiliate, (i) shall be in default under (A) any agreement or agreements (other than the Loan Documents) evidencing Indebtedness owing to the Bank, or any affiliates of the Bank, or (B) any agreement or agreements evidencing other Indebtedness for or in respect of borrowed money or capitalised leases in excess of DM 500,000 in aggregate principal amount, or (ii) shall fail to pay any such Indebtedness specified in clauses (i)(A) or (B) when due, or within any applicable period of grace;

            (f) any of the Loan Documents executed and delivered or any of the documents listed in Section II of the Closing Agenda shall cease to be in full force and effect, or the Bank's Liens on substantially all of the Collateral shall fail to be perfected at any time or shall fail to have the priority contemplated hereby at any time;

            (g) any of the Borrowers or any of its Subsidiaries (i) shall make an assignment for the benefit of creditors, (ii) shall be adjudicated bankrupt or insolvent, (iii) shall seek the appointment of, or be the subject of an order appointing, a trustee, liquidator or receiver as to all or part of its assets,
(iv) shall commence, approve or consent to, any case or proceeding under any bankruptcy, reorganisation or similar law and, in the case of an involuntary case or proceeding, such case or proceeding is not dismissed within sixty (60) days following the commencement thereof, or (v) shall be the subject of an order for relief in an involuntary case under any applicable bankruptcy law;

            (h) any of the Borrowers or any of its Subsidiaries shall be generally unable to pay its debts as they mature;

            (i) there shall remain undischarged for more than thirty (30) days any final judgement or execution action against any of the Borrowers that, together with other outstanding claims and execution actions exceeds DM 500,000 in the aggregate;

            (j) any of the Borrowers shall be enjoined from conducting any part of its business, or there shall occur any disruption to such business or loss or damage to the Borrowers' inventory, in each case where such condition would reasonably be likely to have a Materially Adverse Effect;

            (k) (i) GfE Holding Company shall at any time, legally or beneficially own less than 100% of the issued share capital of any of the other Borrowers; or (ii) Metallurg Holdings Corporation shall at any time legally or beneficially own less than 99.2% of the issued share capital of GfE Holding Company;

THEN, or at any time thereafter:

                  (1) In the case of any Event of Default under clause (g) or
(h), the Commitment shall automatically terminate, the Bank shall be relieved of all further obligations to issue, extend or renew Collateral Instruments or to make Loans, and the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon, all Unpaid Reimbursement Obligations, and all other amounts payable hereunder and under the other Loan Documents shall automatically become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by each of the Borrowers, and the Bank may require that cash be delivered to the Bank in the amount of 105% of the Maximum Drawing Amount to be held by the Bank as cash collateral for all Reimbursement Obligations; and

                  (2) In the case of any Event of Default other than (g) and (h) which shall have occurred and be continuing, the Bank may by written notice to the Borrowers terminate the Commitment and/or declare the unpaid principal amount of the Loans, all interest accrued and unpaid thereon, all Unpaid Reimbursement Obligations, and all other amounts payable hereunder and under the other Loan Documents to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each of the Borrowers, and the Bank may require that cash be delivered to the Bank in the amount of 105% of the Maximum Drawing Amount to be held by the Bank as cash collateral for all Reimbursement Obligations.

      In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Bank shall have accelerated the maturity of the Loans pursuant to this ss.10, the Bank, if owed any amount with respect to the Loans or the Reimbursement Obligations, may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to the Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Bank. No remedy herein conferred upon the Bank is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

      ss.11. Distribution of Collateral Proceeds. In the event that following the occurrence and during the continuance of an Event of Default, the Bank receives any monies, whether pursuant to ss.10 or otherwise with respect to the realisation upon any of the Collateral, such monies shall be distributed for application as follows:

                  (a) First, to the payment of, or (as the case may be) the reimbursement of the Bank for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Bank in connection with the collection of such monies by the Bank, for the exercise, protection or enforcement by the Bank of all or any of the rights, remedies, powers and privileges of the Bank under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Bank against any taxes or liens which by law shall have, or may have, priority over the rights of the Bank to such monies;

                  (b) Second, to all other Obligations in such order or preference as the Bank may determine; provided that the Bank may in its discretion make proper allowance to take into account any Obligations not then due and payable (including the retaining, in the Bank's discretion following two days' prior written notice of the occurrence of an Event of Default given to the Borrowers by the Bank, of a portion or all of such monies to provide cash collateral in an amount equal to 105% of the Maximum Drawing Amount to secure Reimbursement Obligations); and

                  (c) Third, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

      ss.12. Setoff. Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from the Bank to the Borrowers and any securities or other property of any of the Borrowers in the possession of the Bank may be applied to or set off by the Bank against the payment of Obligations and any and all other liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of any of the Borrowers to the Bank.

      ss.13. Amendments, Waivers, Notices, Etc. This Agreement may not be amended or waived except by a written instrument signed by the Borrowers and the Bank, and any such amendment or waiver shall be effective only for the specific purpose given. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances.

      ss.14. Miscellaneous.

            (a) None of the Borrowers shall assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of the Bank.

            (b) The Borrowers agree to pay (i) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (ii) any taxes (including any interest and penalties in respect thereto) payable by the Bank (other than taxes expressly excluded from the definition of the term Taxes) on or with respect to the transactions contemplated by this Agreement (the Borrowers hereby severally, and not jointly, agreeing to indemnify the Bank with respect thereto), (iii) the reasonable fees, expenses and disbursements of the Bank's Special Counsel or any local counsel to the Bank incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (iv) the fees, expenses and disbursements of the Bank and its affiliates incurred by the Bank and its affiliates in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering and appraisal charges, and including all due diligence fees, expenses and disbursements of the Bank and its affiliates, including without limitation, the fees and expenses of environmental and other consultants hired by the Bank in connection with such due diligence, (v) any fees, costs, expenses and bank charges, including bank charges for returned cheques, incurred by the Bank in establishing, maintaining or handling the Operating Accounts and other accounts for the collection of any of the Collateral; (vi) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of the Bank, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by the Bank in connection with (A) the enforcement of or preservation of rights under any of the Loan Documents against the Borrowers or any of their Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (B) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Bank's relationship with the Borrowers or any of their Subsidiaries and (vii) all reasonable fees, expenses and disbursements of the Bank incurred in connection security interest filings or mortgage recordings. The covenants of this ss.14(b) shall survive payment or satisfaction of all other Obligations.

            (c) The Borrowers severally, and not jointly, agree to indemnify and hold harmless the Bank and its affiliates from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (i) any actual or proposed use by the Borrowers or any of their Subsidiaries of the proceeds of any of the Loans or Collateral Instruments, (ii) the reversal or withdrawal of any provisional credits granted by the Bank upon the transfer of funds from bank agency or lock box accounts or in connection with the provisional honouring of cheques or other items, (iii) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrowers or any of their Subsidiaries comprised in the Collateral, (iv) the Borrowers or any of their Subsidiaries entering into or performing this Agreement or any of the other Loan Documents or (v) with respect to the Borrowers and their Subsidiaries and their respective properties and assets, the violation of any Requirement of Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have been determined by a court of competent jurisdiction by final order to arise from the bad faith, wilful misconduct or gross negligence of such indemnified person. In litigation, or the preparation therefor, the Bank shall be entitled to select its own counsel and, in addition to the foregoing indemnity, the Borrowers severally, and not jointly, agree to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrowers under this ss.14(c) are unenforceable for any reason, each of the Borrowers hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this ss.14(c) shall survive payment or satisfaction in full of all other Obligations.

            (d) Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement or any Collateral Instrument Applications shall be in writing and shall be delivered in hand, mailed by German registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telecopier and confirmed by delivery via courier or postal service, addressed as follows:

                  (i) if to the Borrower Agent as representative of all the Borrowers, at Hofener Stra(beta)e 45, 90431 Nurnberg, Attention: Achim Buchloh, Managing Director, or at such other address for notice as the Borrower Agent shall last have furnished in writing to the Person giving the notice; and

                  (ii) if to the Bank, at Feuerbachstrasse 26-32, D-60325 Frankfurt/Main, Attention: Monika Spitzer, Assistant Vice President, or such other address for notice as the Bank shall last have furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (A) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (B) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

            (e) This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns, but the Borrowers may not assign their rights or obligations hereunder.

            (f) No failure or delay by the Bank to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege. The provisions of this Agreement are severable and if any one provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, such invalidity or unenforceability shall affect only such provision in such jurisdiction. This Agreement, together with all Exhibits and Schedules hereto, expresses the entire understanding of the parties with respect to the transactions contemplated hereby. This Agreement and any amendment hereof may be executed in several counterparts, each of which shall be an original, and all of which shall constitute one agreement. In proving this Agreement, it shall not be necessary to produce more than one such counterpart executed by the party to be charged.

            (g) This Agreement is a contract under the laws of the Federal Republic of Germany and shall be construed in accordance therewith and governed thereby. For the benefit of the Bank, each of the Borrowers irrevocably agrees:

            (i) that this Agreement, the Loan Documents and all matters arising in connection therewith (including a dispute regarding its validity) shall be governed by and construed in accordance with the laws of the Federal Republic of Germany;

            (ii) that the ordinary courts in Frankfurt am Main, Federal Republic of Germany, to which jurisdiction such Borrower hereby irrevocably submits, shall have jurisdiction with respect to this Agreement and all matters arising in connection therewith (including disputes regarding its validity);

            (iii) that this provision shall not limit the rights of the Bank to take proceedings in any other court of competent jurisdiction; and

            (iv) that service of process in any such suit may be made upon the Borrowers by mail at the address specified in ss.14(d);

      ss.15. KERAMED Disposition. If (a) the Borrowers desire to effect the KERAMED Disposition; (b) at the time of completion of the KERAMED Disposition no Default or Event of Default has occurred and is continuing and none would result therefrom (or would exist after giving effect thereto); (c) the Borrowers are in compliance with ss.9.2(e); and (d) all Loans outstanding to KERAMED have been repaid in full and there are no Collateral Instruments outstanding for KERAMED's account, then upon the written request and at the expense of the Borrower Agent, the Bank and the Borrowers shall enter into documents in form and substance mutually satisfactory to the Bank and the Borrower Agent to (i) release the Bank's security interest in the assets of KERAMED and the pledge of the shares of KERAMED, and (ii) eliminate references to KERAMED as a Borrower under this Agreement and the other Loan Documents. The Bank and the Borrowers agree to make such conforming changes to this Agreement and the other Loan Documents as shall be necessary and appropriate in the good faith judgment of the Bank to give effect to the intent and purpose of this ss.15. No action taken pursuant to this ss.15 shall impair or otherwise effect any of the Collateral (other than the Collateral related to KERAMED) or the Bank's interest therein or impair or otherwise effect the Obligations of the other Borrowers.

      ss.16. Splitting Agreement. If (a) the Borrowers enter into the Splitting Agreement; (b) at the time of completion of the Splitting Agreement no Default or Event of Default has occurred and is continuing and none would result therefrom (or would exist after giving effect thereto); (c) the Borrowers are in compliance with ss.9.2(e); and (d) all Loans outstanding to GfE G&S have been repaid in full and there are no Collateral Instruments outstanding for GfE G&S's account, then upon the written request and at the expense of the Borrower Agent, the Bank and the Borrowers shall enter into documents in form and substance mutually satisfactory to the Bank and the Borrower Agent to (i) release the Bank's security interest in the assets of GfE G&S and the pledge of the shares of GfE G&S, and (ii) eliminate references to GfE G&S as a Borrower under this Agreement and the other Loan Documents. The Bank and the Borrowers agree to make such conforming changes to this Agreement and the other Loan Documents as shall be necessary and appropriate in the good faith judgment of the Bank to give effect to the intent and purpose of this ss.16. No action taken pursuant to this ss.16 shall impair or otherwise effect any of the Collateral (other than the Collateral related to GfE G&S) or the Bank's interest therein or impair or otherwise effect the Obligations of the other Borrowers.

                                                                       EXHIBIT A

                          FORM OF BORROWING BASE REPORT

      The undersigned, [(the chief financial officer), (controller), or (treasurer)] of GfE Gesellschaft fur Elektrometallurgie mit beschrankter Haftung (the "Borrower Agent"), is delivering this Borrowing Base Report on behalf of ________________ pursuant to Section 9.1(a)(v) of the Loan Agreement (the "Agreement") dated as of ______________ (as amended and in effect from time to time) by and among the Borrower Agent, certain Subsidiaries of the Borrower Agent and BankBoston, N.A., acting through its Frankfurt branch (the "Bank"). Terms not otherwise defined herein shall have the meanings specified therefor in the Agreement.

      Attachment 1 to this Borrowing Base Report correctly sets forth a calculation of the Borrowing Base.

      The undersigned hereby certifies that the information contained herein and in the attachments hereto is true and accurate in all respects.

      The undersigned hereby confirms that (a) all Eligible Inventory and all Eligible Accounts with respect to such Borrower have been duly pledged and assigned to the Bank and are subject to a valid, first priority, perfected lien and security interest in favour of the Bank and (b) such Borrower has not created, permitted, or has permitted any of its Subsidiaries to create or permit, any Lien on any of the Eligible Inventory or Eligible Accounts, except as otherwise permitted by the Agreement.

      The undersigned hereby confirms that all of the representations and warranties of such Borrower contained in the Agreement or any other Loan Document, except to the extent that any such representation or warranty expressly relates to an earlier date or has been altered in a manner permitted or contemplated by the Agreement, are true and correct as of the date hereof.

      The undersigned hereby certifies that no Default or Event of Default has occurred and is continuing.

      IN WITNESS WHEREOF, the undersigned hereby sets his/her hand on this _________ day of ________________, ____.

                                    GfE Gesellschaft fur Elektrometallurgie
                                    mit beschrankter Haftung


                                    By:
                                       --------------------------------
                                    Name:
                                    Title:

                           BORROWING BASE WORKSHEET(1)

                       [________________________________]

                           As of _______________, ___

1.    Accounts (net of any finance charges, late
      charges, credits, rebates, contras or other
      commissions, counterclaims, offsets or
      adjustments)                                          DM__________________

      Less: a.    Accounts that such Borrower
                  reasonably and in good faith
                  determines not to be collectible          DM__________________

      Less: b.    Accounts that are with account
                  debtors that are reasonably deemed
                  uncreditworthy by the Bank                DM__________________

      Less: c.    Accounts that are with account
                  debtors that are debtors in any
                  bankruptcy, insolvency, liquidation,
                  reorganisation, dissolution or similar
                  case or proceeding or assignors for
                  the benefit of creditors                  DM__________________

      Less: d.    Accounts that are with account
                  debtors that are affiliated with the
                  Borrowers                                 DM__________________

      Less: e.    Accounts that are with account
                  debtors that did not purchase goods
                  or services giving rise to a relevant

----------

(1) Such Borrower has expressed all figures herein in the Deutschemark Equivalents thereof with the Deutschemark Equivalent of $1.00 being equal to DM _____________.

                  Account for reasonably equivalent
                  value                                     DM__________________

      Less: f.    Accounts outstanding for more
                  than 90 days past the earlier of
                  the date of invoice and the date
                  of shipment (as to goods)
                  or of provision (as to services)          DM__________________

      Less: g.    Accounts more than 60 days past
                  due from the due date thereof             DM__________________

      Less: h.    Accounts which are on terms
                  exceeding 30 days                         DM__________________

      Less: i.    Accounts that are subject to a
                  Lien in favour of any person other
                  than the Bank                             DM__________________

      Less: j.    Accounts in which the Bank does
                  not have a valid and perfected
                  first-priority security interest          DM__________________

      Less: k.    Accounts which are not in
                  payment of fully performed
                  and undisputed obligations                DM__________________

      Less: l.    Accounts that are due from any
                  account debtor with respect to
                  which more than 50% of the
                  aggregate amount of all Accounts
                  owing from such account debtor
                  are not Eligible Accounts pursuant
                  to items 1(f), 1(g) and 1(h) in this
                  Borrowing Base Report                     DM__________________

      Less: m.    Accounts that are not payable
                  in Dollars or Deutschemarks               DM__________________

      Less: n.    Accounts that are invoiced to and
                  payable from an office of an account
                  debtor that is not located within the
                  Federal Republic of Germany or within
                  any of the Specified Countries and such
                  Accounts are not insured in full by a
                  policy or policies of receivables
                  insurance in form and substance
                  satisfactory to the Bank                  DM__________________

      Less: o.    Accounts that are invoiced to and
                  payable from an office of an account
                  debtor outside of the Federal Republic
                  of Germany and that have been
                  excluded as Eligible Accounts by
                  the Bank in its discretion                DM__________________

      Less: p.    Accounts that are due from an account
                  debtor listed on Schedule 1 to the Loan
                  Agreement or any affiliate of any
                  such account debtor                       DM__________________

      Less: q.    Accounts that are secured by a letter of
                  credit, guarantee, indemnity or other
                  assurance and the Bank does not have
                  a prior, perfected security interest in
                  such letter of credit, guarantee,
                  indemnity or other assurance              DM__________________

      Equals:     r.    Deutschemark Equivalent
                        of Eligible Accounts                DM__________________

                  s.    Multiplied by 0.85                  DM__________________

2.    Net book value of Inventory(2) (net of reserves
      for off grade inventory and intercompany profit,
      as such reserves may be adjusted by the Bank in
      its reasonable discretion)                            DM__________________

      Less: a.    Net book value of Inventory which is
                  not owned, possessed or held for sale
                  within the Federal Republic
                  of Germany                                DM__________________

      Less: b.    Net book value of Inventory which has
                  been shipped (other than Eligible
                  In-Transit Inventory)                     DM__________________

----------

(2) /Inventory of Keramed deemed to be $0 for all Borrowing Base Reports of Keramed unless otherwise agreed to by the Bank in accordance with the provisions of the Loan Agreement.

      Less: c.    Net book value of Inventory which is
                  held on leased premised and for which
                  the lessor and any sublessor has not
                  delivered a waiver that is reasonably
                  satisfactory to the Bank                  DM__________________

      Less: d.    Net book value of Inventory over
                  which there is a Lien in favour of
                  any person other than the Bank            DM__________________

      Less: e.    Net book value of Inventory over
                  which the Bank does not have a
                  valid and perfected first-priority
                  security interest                         DM__________________

      Less: f.    Net book value of Inventory
                  which is not otherwise in the
                  possession of one of the Borrowers
                  (other than Eligible In-Transit Net
                  Inventory) and the Bank has not
                  received a waiver from the party in
                  possession of such inventory that is
                  reasonably satisfactory to the Bank       DM__________________

      Less: g.    Net book value of Inventory which
                  is work in process                        DM__________________

      Less: h.    Net book value of Inventory which
                  is production and packing supplies        DM__________________

      Less: i.    Net book value of Inventory which
                  is spare parts                            DM__________________

      Less: j.    Net book value of Inventory which
                  reflects any capitalised inventory
                  variances                                 DM__________________

      Less: k.    Net book value of Inventory which has
                  been deemed by the Bank to be
                  otherwise either obsolete or
                  unmarketable                              DM__________________

      Less: l.    Net book value of Inventory which
                  is held on consignment or which is
                  not actually owned                        DM__________________

      Less: m.    Net book value of Inventory which
                  is damaged                                DM__________________

      Equals:     n.    Net book value of
                        Eligible Inventory                  DM__________________

                  o.    Multiplied by 0.60                  DM__________________

3.    Aggregate amount owed to German trade creditors
      that are raw material suppliers                       DM__________________

4.    Aggregate amount owed to non-German trade
      creditors that are raw material suppliers and
      that have valid title retention claims                DM__________________

5.    Borrowing Base
      (Item 1(s) plus item 2(o) minus items 3 an 4)         DM__________________

6.    Commitment                                            DM__________________

7.    Total Outstandings with respect to such Borrower:
      (but in no event to exceed item 6)

      a.    Interbank Rate Loans outstanding                DM__________________

      b.    Overdraft Rate Loans outstanding                DM__________________

      c.    Maximum Drawing Amount of all
            Collateral Instruments outstanding
            plus aggregate Unpaid Reimbursement
            Obligations                                     DM__________________

      d.    Total Outstandings
            (Item 7(a) plus Item 7(b) plus item 7(c))       DM__________________

                                                                       EXHIBIT B

                              FORM OF LOAN REQUEST

                                     [Date]

BankBoston, N.A.
Zweigniederlassung Frankfurt/Main
Feuerbachstrasse 26-32
D-60325 Frankfurt/Main

Attn: Monika Spitzer

      Re: Request for Interbank Rate Loan Under Loan Agreement, dated as of ______________

Ladies and Gentlemen:

      We refer you to the Loan Agreement, dated as of _______________ (as amended, supplemented or otherwise modified from time to time, the "Agreement"), among GfE Gesellschaft fur Elektrometallurgie mit beschrankter Haftung (the "Borrower Agent"), certain Subsidiaries of the Borrower Agent and BankBoston, N.A., acting through its Frankfurt branch (the "Bank"). Capitalised terms used herein without definition have the meanings specified in the Agreement.

      Pursuant to ss.2.1(b) of the Agreement, the Borrower Agent, on behalf of _______________, hereby irrevocably requests the following Interbank Rate Loan:

(a)   Principal Amount: [(DM)/($)] ___________

(b)   Drawdown Date: ______________

(c)   Interest Period: _________ month(s)

      We understand that this request obligates us to accept the requested Interbank Rate Loan on the specified Drawdown Date.

      The Borrower Agent, on behalf of the Borrowers hereby represents and warrants that all of the conditions set forth in ss.8(a) and ss.8(b) of the Agreement with respect to the initial Loan, or the conditions set forth in ss.8(b) of the Agreement with respect to all subsequent Loans, as the case may be, have been satisfied on the date of this Loan Request.

      No Default or Event of Default has occurred and is continuing and no Default or Event of Default would occur after giving effect to the requested Interbank Rate Loan.

                                    GfE Gesellschaft fur Elektrometallurgie
                                    mit beschrankter Haftung



                                    By:
                                       --------------------------------
                                    Name:
                                    Title:

                                                                      SCHEDULE 1

                            EXCLUDED ACCOUNT DEBTORS

================================================================================

                                    Aesculap
                              Cooper Power Systems
                                     Siemens
                                 Deutsche Titan
                                       IBM

                                                                   SCHEDULE 7(l)

                                  SUBSIDIARIES

            Subsidiaries of GfE Holding Company              Percent Ownership
            -----------------------------------              -----------------

                          GfE M&M                                  100%


                          GfE G&S                                  100%


                          GfE UT                                   100%


                          KERAMED                                  100%


                  Societe Miniere du Kivu                           70%


            Recyclingzentrum Mittelfranken GmbH                     75%


Columbite Exploration and Development Company (Ghana) Limited       50%

                  Subsidiaries of GfE UT                     Percent Ownership
                  ----------------------                     -----------------

                       Intervan GmbH                                50%

                                                                   SCHEDULE 7(o)

                                  BANK ACCOUNTS

                                                                 SCHEDULE 9.2(a)

                                  INDEBTEDNESS

       Indebtedness                 Debtor                   Creditor
       ------------                 ------                   --------

       DM 2,000,000                 GfE UT              GfE Holding Company

AS WITNESS the hands of the authorised signatories of the parties hereto the day and year first above written.

SIGNED by for and on behalf of                  )
GfE Gesellschaft fur Elektrometallurgie         )
mit beschrankter Haftung in the presence of:-   )

Witness Signature:

Name:

Address:

Occupation:

SIGNED by for and on behalf of                  )
GfE Umwelttechnik GmbH                          )
in the presence of:-                            )

Witness Signature:

Name:

Address:

Occupation:

SIGNED by for and on behalf of                  )
GfE Gie(beta)erei- und Stahlwerksbedarf GmbH )
in the presence of:-                            )

Witness Signature:

Name:

Address:

Occupation:

SIGNED by for and on behalf of                  )
GfE Metalle und Materialien GmbH                )
in the presence of:-                            )

Witness Signature:

Name:

Address:

Occupation:

SIGNED by for and on behalf of                  )
KERAMED Medizintechnik GmbH                     )
in the presence of:-                            )

Witness Signature:

Name:

Address:

Occupation:


SIGNED by for and on behalf of                  )
BankBoston, N.A.                                )
Zweigniederlassung Frankfurt/Main               )
in the presence of:-                            )

Witness Signature:

Name:

Address:

Occupation: